Form 10-K405, Exhibit 13
period 1998-12-31
PHS BANCORP INC
filed 1999-03-26
CIK 915742

EXHIBIT 13

                         [** PHS BANCORP, INC. LOGO **]



                               1998 ANNUAL REPORT
     -----------------------------------------------------------------------

                                PHS BANCORP, INC.
                               1998 ANNUAL REPORT


--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------



Letter to Stockholders................................................... 1

Selected Financial and Other Data........................................ 2

Corporate Profile and Stock Market Information............................4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................5

Independent Auditors' Report.............................................16

Consolidated Balance Sheet...............................................17

Consolidated Statement of Income.........................................18

Consolidated Statement of Changes in Stockholders' Equity................19

Consolidated Statement of Cash Flows.....................................20

Notes to Consolidated Financial Statements...............................21

Office Locations and Other Corporate Information.........................45

                                PHS BANCORP, INC.





To Our Stockholders:



     The past year has been marked by significant changes in your Company. In January the Bank converted its data processing system to an in-house computer system using Jack Henry's Silverlake software and an IBM AS 400 computer. In conjunction with the system conversion, the Bank has made significant progress towards the completion of its year 2000 compliance program.

     On November 9, 1998, the Bank completed its reorganization by the formation of PHS Bancorp, Inc., a mid-tier stock holding company, which is majority owned by PHS Bancorp, M.H.C. We believe that the stockholding company structure will provide greater flexibility for future growth and expansion.

     We are proud to present to you our annual report for the fiscal year ended December 31, 1998. PHS Bancorp, Inc. completed the year profitably and in good financial condition.

     As we begin fiscal 1999, we retain our goal of providing personal service to our customers and stockholders. At the same time, we will concentrate our energies on solid financial results and enhancing shareholder value.

     Each member of your Board of Directors, and our employees, join me in thanking you for your continued dedication, loyalty and trust.


Sincerely,

/s/ James P. Wetzel, Jr.
-------------------------------------
James P. Wetzel, Jr.
President and Chief Executive Officer

March 18, 1999

                                PHS BANCORP, INC.
                        SELECTED FINANCIAL AND OTHER DATA

Selected Financial Data
----------------------------------------------------------------------------------------------------
At December 31,                                         1998      1997      1996      1995     1994
----------------------------------------------------------------------------------------------------
                             (Dollars in Thousands)
Assets..............................................  $244,253  $217,735  $202,216 $198,939 $188,122
Loans...............................................    99,914    99,691    95,773   87,330   82,877
Mortgage-backed securities held to maturity.........    48,287    40,234    31,138   30,051   45,814
Mortgage-backed securities available
  for sale..........................................    32,878    30,159    25,794   25,442    3,909
Investment securities held to maturity..............    18,146    10,015    10,768   13,774   41,103
Investment securities available for sale............    25,197    24,253    26,688   32,727    5,960
Interest-bearing deposits with other institutions...     9,332     3,308     3,004    1,809    1,116
Federal Home Loan Bank stock........................     1,545     1,020       972      925      849
Deposits............................................   181,113   174,286   175,925  173,545  169,278
Other borrowings....................................     1,388     1,116         -        -        -
Advances from Federal Home Loan Bank................    30,895    12,117     8,100    7,400    3,851
Stockholders' equity(1).............................    29,184    28,609    16,645   16,643   13,893


Selected Consolidated Operating Data
----------------------------------------------------------------------------------------------------
Year Ended December 31,                                  1998      1997     1996      1995     1994
----------------------------------------------------------------------------------------------------
                             (Dollars in Thousands)

Interest income.....................................   $16,112   $14,950   $14,584  $13,950  $11,709
Interest expense....................................     8,523     7,857     7,882    7,598    6,154
                                                        ------    ------    ------   ------   ------
  Net interest income...............................     7,589     7,093     6,702    6,352    5,555
Provision for loan losses...........................       365       555       455      370      300
                                                       -------    ------    ------   ------   ------
  Net interest income after provision
    for loan losses.................................     7,224     6,538     6,247    5,982    5,255
Total non-interest income...........................       914       937       781      848      872
Total non-interest expense..........................     6,245     5,687     6,638(2) 5,000    5,039
                                                       -------    ------    ------   ------   ------
Income before income taxes..........................     1,893     1,788       390    1,830    1,088
Income taxes........................................       391       150      (319)     353      168
                                                       -------    ------   ------    ------   ------
  Net income........................................  $  1,502   $ 1,638   $   709  $ 1,477  $   920
                                                       =======    ======    ======   ======   ======

                          (footnotes on following page)


Other Selected Data
-----------------------------------------------------------------------------------------------------
At or for the Year Ended December 31,                   1998     1997        1996       1995    1994
-----------------------------------------------------------------------------------------------------
Return on average assets (net income
  divided by average total assets)..................... 0.65%     0.79%        .35%(2)   .76%    .50%
Return on average equity (net income
  divided by average equity assets).................... 5.24%     7.33%       4.37%(2) 10.09%   6.65%
Average equity to average assets ......................12.50%    10.81%       8.06%     7.52%   7.53%
Net interest rate spread............................... 3.21%     3.48%       3.50%     3.40%   3.08%
Per Share Information:
  Diluted earnings per shares(3)....................... $0.56     $0.33         N/A      N/A     N/A
  Tangible book value per shares(3)....................$10.57    $10.37         N/A      N/A     N/A
Non-performing assets to total assets.................. 0.22%     0.41%        .66%      .80%   0.66%
Non-performing assets to loans assets.................. 0.52%     0.87%       1.33%     1.50%   1.09%
Allowance for loan losses to total loans............... 1.28%     1.39%       1.49%     1.45%   1.31%

---------------------
(1) Prior to December 30, 1997, represents retained earnings (substantially restricted).
(2)  Includes a one-time  special  assessment of $1,106,000 to recapitalize  the
     SAIF.
(3) No shares of common stock were outstanding until July 10, 1997, therefore per share information for December 31, 1997 is based upon the period from July 10, 1997 to December 31, 1997, with weighted average shares outstanding of 2,705,880.

                                PHS BANCORP, INC.

Corporate Profile

         The Company is a Pennsylvania-chartered, middle tier stock holding company organized in November 1998 (the "Reorganization") at the direction of Peoples Home Savings Bank (the "Bank"). In connection with the Reorganization, PHS Bancorp, M.H.C. (the "M.H.C.") and the stockholders of Peoples Home Savings Bank (the "Bank") exchanged their shares of common stock in the Bank for shares of common stock in the Company, on a one for one basis. Upon completion of the Reorganization, the M.H.C., a Pennsylvania-chartered mutual holding company, owned 55% of the Company's common stock with the remaining 45% being owned by common stock investors. As a result of the Reorganization, the Bank, a Pennsylvania stock savings bank, became a wholly-owned subsidiary of the Company. References to the "Bank" herein, unless the context required otherwise, also refer to the Company and M.H.C. on a consolidated basis.

          Originally chartered in 1888, the Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products and consumer loans, notably automobile loans. Its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") and the Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank attracts its deposits from the general public and has historically used such deposits primarily to originate mortgage and consumer (particularly new and used automobile) loans. Excess liquidity is invested in mortgage-backed securities.

Stock Market Information

         In July 1997, the Bank, among other things, changed from a mutual form of ownership to that of a stock form. As a result, the Bank's common stock commenced trading on the Nasdaq National Market. In November 1998, the shareholders of the Bank exchanged their common stock for the Company's common stock, resulting in Company's common stock to commence its trading on the Nasdaq National Market and the Bank's Common Stock to cease its trading. The Company retained the Bank's old symbol and trades under "PHSB." The following table reflects the stock price as published by the Nasdaq National Market and includes the prices of the Company as well as the Bank before the Reorganization. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 1998, the Company's common stock closed at $14.125.



                                                                CASH
                                                            DIVIDENDS PAID
           QUARTER ENDED             HIGH          LOW        PER SHARE
           -------------            ------       ------     --------------

           December 31, 1998        14.625        11.00         0.07
           September 30, 1998       19.50         13.75         0.07
           June 30, 1998            23.25        18.375         0.06
           March 31, 1998           20.50         18.00         0.06
           December 31, 1997        21.25         16.50            -
           September 30, 1997       17.25         12.75            -

         The number of stockholders of record of common stock as of March 5, 1998, the record date for the 1999 annual meeting of stockholders ("Record Date"), was approximately 684. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 2,760,000 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Pennsylvania law. No dividend may be paid by the Bank to the Company if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward- looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, the year 2000 problem, and general economic conditions. The Company and the Bank undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Condition

         Total assets at December 31, 1998 of $244.3 million represented an increase of $26.5 million or 12.18% from December 31, 1997. This increase was primarily the result of increases in investment and mortgage-backed securities of $19.8 million and interest-bearing deposits of $6.0 million.

         Loans receivable at December 31, 1998, of $99.9 million represented an increase of 0.2% from $99.7 million at December 31, 1997. Increases in mortgage loans of $3.9 million and commercial loans of $1.2 million were partially offset by decreases in consumer loans of $5.0 million. The increases in mortgage and commercial loans were primarily due to increased loan demand for these types of loans due to the current interest rate environment. The decrease in consumer loans was primarily attributable to decreases in automobile loans of $3.0 million due to increased competition by other lenders for these loans and the sale of a major portion of the Bank's education loan portfolio of $1.3 million. Historically, the Bank has originated student loans and subsequently sold these loans when they begin repayment.

         The allowance for loan losses decreased $107,000 for the year ended December 31, 1998. The overall ratio of the allowance to loans receivable declined to at 1.28% at December 31, 1998, as compared to 1.39% at December 31, 1997. The ratio of the allowance for loan losses to non-performing loans increased to 244.2% at December 31, 1998, from 160.2% at December 31, 1997. The relationship between the allowance and loans receivable is a function of credit quality and known risk factors of the loan portfolio.

         Investment and mortgage-backed securities increased $19.8 million to $124.5 million at December 31, 1998, from $104.7 million at December 31, 1997. This increase was the result of purchases of $48.7 million which were funded by sales of $2.3 million, maturities of $7.8 million, principal repayments of $18.9 million and increased Federal Home Loan Bank advances of $18.8 million. The purchases funded by fixed rate borrowings were part of the Bank's leverage strategy. The Bank's leverage strategy utilizes borrowed funds to fund asset purchases in an effort to use capital more efficiently and improve operating results. The sales of securities were in conjunction with a restructuring of the securities portfolio to reduce levels of tax exempt securities to maximize the tax benefits of such securities in light of alternative minimum tax computations.

         Total deposits at December 31, 1998, were $181.1 million for an increase of $6.8 million or 3.9% from $174.3 million at December 31, 1997. Total deposits increased $0.8 million net of interest credited of $6.0 million for the year ended December 31, 1998.

         Advances from the Federal Home Loan Bank of Pittsburgh increased $18.8 million to $30.9 million at December 31, 1998 from $12.1 million at December 31, 1997. This increase was the result of additional borrowings to fund securities purchases, as discussed above.

         Other borrowings increased $0.3 million to $1.4 million at December 31, 1998 due to additional borrowings to fund the Employee Stock Ownership Plan
(ESOP).

         Stockholders' equity increased $575,000 for the year ended December 31, 1998, due to net income of $1,502,000 and an increase in net unrealized gains on securities of $128,000. These increases were partially offset by an increase in unearned ESOP shares of $301,000, an increase in unearned Restricted Stock Plan
(RSP) shares of $43,000 and cash dividends paid of $696,000.

Average Balance Sheets and Interest Analysis

         The following tables set forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                          Year Ended December 31,
                                             ---------------------------------------------------------------------------------
                                                       1998                        1997                       1996
                                             ---------------------------------------------------------------------------------
                                             Average                    Average                    Average
                                             Balance  Interest  Yield   Balance  Interest  Yield   Balance   Interest    Yield
                                             -------  --------  -----   -------  -------   -----   -------   --------    -----
                                                                          (Dollars in Thousands)
ASSETS
Interest-earning assets:
 Loans(1)....................................$ 99,253   $8,378  8.44%  $ 99,594  $ 8,308   8.34%   $ 92,834 $  7,920      8.53%
 Mortgage-backed securities..................  41,906    2,729  6.51     30,784    2,086   6.78      32,441    2,198      6.78
 Investment securities(2)....................  22,271    1,244  5.59     16,138    1,005   6.23      16,804    1,028      6.12
 Securities held for sale....................  58,339    4,272  7.32     53,757    4,196   7.81      53,980    4,118      7.63
                                              -------  -------  ----    -------   ------  -----      ------  -------     -----
  Total interest-earning assets.............. 221,769   16,623  7.50%   200,273   15,595   7.79%    196,059   15,264      7.79%
                                                       -------                    ------                     -------
Noninterest-earning assets...................   7,576                     6,324                       5,144
                                              -------                   -------                     -------
  Total assets...............................$229,345                  $206,597                    $201,203
                                              =======                   =======                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................................  29,863      637  2.13%  $ 31,253  $   770   2.46%  $  33,762  $   825      2.44%
  NOW and money markets......................  45,876      954  2.08     39,220      752   1.92      31,142      290      0.93
  Time deposits.............................. 102,289    5,673  5.55    105,266    5,950   5.65     110,852    6,310      5.69
  Advances from FHLB.........................  19,435    1,145  5.89      6,131      349   5.69       8,059      457      5.67
  Other borrowings...........................   1,457      114  7.82        439       36   8.20           -        -         -
                                              -------  -------  ----    -------  -------  -----     -------  -------     -----
  Total interest-bearing liabilities......... 198,920    8,523  4.28%   182,309    7,857   4.31%    183,815    7,882      4.29%
                                                       -------                   -------                     -------
Non-interest bearing liabilities.............   1,747                     1,955                       1,170
                                              -------                   -------                    --------
 Total liabilities........................... 200,667                   184,264                     184,985
Stockholders' equity.........................  28,678                    22,333                      16,218
                                              -------                   -------                     -------
 Total liabilities and retained earnings.....$229,345                  $206,597                    $201,203
                                              =======                   =======                     =======
Net interest income, interest rate spread(4)           $ 8,100  3.21%            $ 7,738   3.48%              $7,382      3.50%
                                                        ======  ======             =====  ======              ======    ======
Net yield on interest-earning assets.........                   3.65%                      3.86%                          3.77%
                                                                ======                    ======                        ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....                 111.49%                    109.85%                        106.66%
                                                              ======                     ======                         ======

---------------------------------
(1) Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions. (3) Includes advances by borrowers for taxes and insurance. (4) Interest income is shown on a fully tax equivalent basis assuming a 34%
     federal income tax rate.

Rate/Volume Analysis

         The volume and rate relationship of the Bank's interest-earning assets and interest-bearing liabilities are determining factors of net interest income. The following table reflects the significant sensitivity to changes in interest rates of the interest income and interest expense of the Bank. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and, (ii) changes in rate (changes in rate multiplied by old volume). Changes which are not solely attributable to rate or volume are allocated to changes in rate due to rate sensitivity of interest-earning assets and interest-bearing liabilities.


                                                              Year Ended December 31,
                                        -------------------------------------------------------------------
                                              1998 vs. 1997                        1997 vs. 1996
                                        --------------------------------  ---------------------------------
                                           Increase (Decrease)                  Increase (Decrease)
                                                 Due to                               Due to
                                        --------------------------------  ---------------------------------
                                          Volume     Rate         Net        Volume      Rate        Net
                                        ----------  ---------  ---------  ----------  ----------  ---------
                                                               (In Thousands)
Interest income:
 Loans................................   $   (28)    $  98        $  70      $ 577        $(189)    $ 388
 Mortgage-backed securities...........       754      (111)         643       (112)           -      (112)
 Investment securities (1)............       382      (143)         239        (41)          18       (23)
 Securities available for sale (1)....       358      (282)          76        (17)          95        78
                                           -----      ----        -----       ----         ----      ----
  Total interest-earning assets.......     1,466      (438)       1,028        407          (76)      331
                                           -----      ----        -----       ----         ----      ----

Interest expense:
  Savings.............................       (34)      (99)        (133)       (61)           6       (55)
  NOW and money markets...............       128        74          202         75          387       462
  Time deposits.......................      (168)     (109)        (277)      (318)         (42)     (360)
  Advances from FHLB..................       757        39          796       (109)           1      (108)
  Other borrowings....................        83        (5)          78         36            0        36
                                          ------     -----        -----       ----        -----     -----
   Total interest-bearing liabilities.       766      (100)         666       (377)        (352)      (25)
                                           -----      ----         ----       ----         ----      ----

Net change in interest income.........    $  700    $ (338)       $ 362      $ 784        $(428)    $ 356
                                           =====     =====         ====       ====         ====      ====

--------------------------------
(1) Income and yields derived from state and political subdivisions securities are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.


Comparison of Operating Results for the Years Ended December 31, 1998 and 1997.

         General. Net income for the year ended December 31, 1998 decreased by $136,000 to $1,502,000, from $1,638,000 for the year ended December 31, 1997.
This decrease was primarily due to increases in non-interest expense of $558,000 and increased income tax provisions of $241,000 along with a $23,000 decrease in non-interest income. These decreases to net income were partially offset by an increase in net interest income of $496,000 along with a decrease in provisions for loan losses of $190,000.

         Net Interest Income. Reported net interest income increased $ 496,000 or 6.5% for the year ended December 31, 1998. Net interest income on a tax equivalent basis increased by $362,000 or 4.7% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $21.5 million and $16.4 million, respectively). The Company's net interest rate spread decreased 27 basis points (with 100 basis points being equal to 1%) to 3.21% for the year ended December 31, 1998. The increase in average earning assets of $21.5 million was primarily due to a $21.9 million increase in average investment and mortgage-backed securities partially offset by a $0.3 million decrease in average loans. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheets and Interest Analysis."

         Interest Income. Interest income on a fully tax equivalent basis totaled $16.6 million for the year ended December 31, 1998, an increase of $1,028,000 or 6.6% over the total of $15.6 million for the year ended December 31, 1997. This increase was mainly due to an increase in the Company's average interest-earning assets of $21.5 million for the year ended December 31, 1998. Interest earned on loans increased $70,000 or 0.8%, in 1998. The increase was due to a 10 basis point increase in the yield earned partially offset by a $0.3 million decrease in the average balance of loans. Interest earned on investment and mortgage-backed securities (including securities held for sale) increased $958,000 or 13.1%, in 1998. The increase was due to a $21.8 million increase in the average balance of investment and mortgage-backed securities partially offset by a 51 basis point decrease in the yield earned.

         Interest Expense. Interest expense increased $666,000 to $8.5 million for the year ended December 31, 1998. The increase in interest expense was due to a $16.6 million increase in the average balance of interest-bearing liabilities primarily due to increased borrowings pursuant to the Bank's leverage strategy partially offset by a three basis point decrease in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. The provision for loan losses decreased by $190,000 to $365,000 for the year ended December 31, 1998, from $555,000 for the year ended December 31, 1997. Gross loans at December 31, 1998 totaled $101.2 million compared to $101.1 million at December 31, 1997 resulting in the allowance for loan losses being 1.28% of total loans at December 31, 1998 and 1.39% of total loans at December 31, 1997. While management believes that the allowance for loan losses is sufficient, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, or that a deteriorating real estate market will cause the Bank to significantly increase its allowance for loans losses, therefore negatively effecting the Bank's financial condition and earnings.

         Non-interest Income. Non-interest income decreased $23,000 to $914,000 for the year ended December 31, 1998, from $937,000 for the year ended December 31, 1997. This decrease was primarily due to a decrease in service charges of $94,000, due to check printing charges being charged directly to depositors accounts instead the printer charging the Bank and the Bank subsequently charging depositors. In addition, gains on the sale of securities for the year ended December 31, 1998 of $117,000, a decrease of $15,000 from $132,000 for year ended December 31, 1997, due primarily to the restructuring of the Bank's portfolio as previously discussed. These decreases were partially offset by increases in gains on sales of loans of $17,000, increased automated teller machine fees of $15,000, and increased rental income of $4,000.

         Non-interest Expense. Non-interest expense increased $558,000 to $6,245,000 for the year ended December 31, 1998, from $5,687,000 for the year ended December 31, 1997. This increase was primarily due to increases in compensation and employee benefits (including stock related benefits) of $491,000.

         The increase in compensation and employee benefits of $491,000 was primarily the result of increased compensation of $318,000 due to employees working additional hours during the Company's computer system conversion along with staffing increases and normal merit increases, a $30,000 increase in expense related to the Bank's ESOP, and expense related to the Bank's Restricted Stock Plan of $129,000.

         Income Tax Expense. Income tax expense increased $241,000 to $392,000 for the year ended December 31, 1998, from $150,000 for the year ended December 31, 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996.

         General. Net income for the year ended December 31, 1997 increased by $929,000 to $1,638,000, from $709,000 for the year ended December 31, 1996. This increase was primarily due to the SAIF Special Assessment of $1,106,000 which was recognized by the Company in the third quarter of 1996.

         Net Interest Income. Reported net interest income increased $ 390,000 or 5.8% for the year ended December 31, 1997. Net interest income on a tax equivalent basis increased by $356,000 or 4.8% in a period when average interest earning assets increased and average interest-bearing liabilities decreased (increased $4.2 million and decreased $1.5 million, respectively). The Company's net interest rate spread decreased 2 basis points to 3.48% for the year ended December 31, 1997. The increase in average earning assets of $5.4 million was primarily due to a $6.8 million increase in average loans. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheets and Interest Analysis."

         Interest Income. Interest income on a fully tax equivalent basis totaled $15.6 million for the year ended December 31, 1997, an increase of $331,000 or 2.2% over the total of $15.3 million for the year ended December 31, 1996. This increase was mainly due to an increase in the Company's average interest-earning assets of $4.2 million for the year ended December 31, 1997. Interest earned on loans increased $388,000 or 4.9%, in 1997. The increase was due to a $6.8 million increase in the average balance of loans which was partially offset by a 19 basis point decrease in the yield earned. This increase reflects the Bank's increased emphasis on lending activities. Interest earned on investment and mortgage-backed securities (including securities held for sale) decreased $57,000 or 0.8%, in 1997. The decrease was due to a $2.5 million decrease in the average balance of investment and mortgage-backed securities offset by a 13 basis point increase in the yield earned.

         Interest Expense. Interest expense decreased $25,000 to $7.9 million for the year ended December 31, 1997. The decrease in interest expense was due to a $1.5 million decrease in the average balance of interest-bearing liabilities offset by a 2 basis point increase in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. The provision for loan losses increased by $100,000 to $555,000 for the year ended December 31, 1997, from $455,000 for the year ended December 31, 1996. This increase was a result of a higher volume of loans charged off during the year ended December 31, 1997 and the increase in the Company's gross loan portfolio at December 31, 1997 compared to December 31, 1996. Gross loans at December 31, 1997 totaled $101.1 million compared to $96.1 million at December 31, 1996 resulting in the allowance for loan losses being 1.39% of total loans at December 31, 1997 and 1.49% of total loans at December 31, 1996. While management believes that the allowance for loan losses is sufficient, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, or that a deteriorating real estate market will cause the Bank to significantly increase its allowance for loans losses, therefore negatively effecting the Bank's financial condition and earnings.

         Non-interest Income. Non-interest income increased $156,000 to $937,000 for the year ended December 31, 1997, from $781,000 for the year ended December 31, 1996. This increase was primarily due to the fact that the bank had no gains on the sale of securities for the year ended December 31, 1996 compared to $132,000 for the year ended December 31 1997.

         Non-interest Expense. Non-interest expense decreased $950,000 to $5,687,000 for the year ended December 31, 1997, from $6,637,000 for the year ended December 31, 1996. This increase was primarily due to the decrease in deposit insurance premiums of $1,290,000 due to the SAIF Special Assessment of $1,106,000 which was recognized by the Bank in the third quarter of 1996, partially offset by increases in compensation and employee benefits of $323,000 and occupancy expenses of $ 83,000 for the year ended December 31, 1997.

         The increase in compensation and employee benefits of $323,000 was primarily the result of increased compensation of $117,000 due to staffing increases and normal merit increases and $137,000 in expense related to the Bank's newly formed ESOP.

         Income Tax Expense. Income tax expense increased $469,000 to $150,000 for the year ended December 31, 1997, from a tax benefit of $319,000 for the year ended December 31, 1996. The $319,000 tax benefit was the result of a taxable loss for the year ended December 31, 1996 due to the SAIF special assessment along with the tax benefits of the Banks investments in municipal obligations.

Market Risk Analysis

         Interest rate sensitivity and the repricing characteristics of assets and liabilities are actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the Olson Research Associates, Inc., Columbia, Maryland, to monitor its exposure to interest rate risk, which calculates changes in market value of portfolio equity and net interest income. Reports generated from assumptions provided by Olson and modified by management are reviewed by the Interest Rate Risk and Asset Liability Management Committee and reported to the Board of Directors quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift (shock) in the Treasury yield curve. Exception tests are conducted as recommended under The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") to determine if the bank qualifies as low risk and may therefore be exempt from supplemental reporting. In addition, the possible impact on risk-based capital is assessed using the methodology which had been previously proposed under FDICIA. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve.

         The following table displays interest-sensitivity as of December 31, 1998:


                                                   Increase     Decrease
--------------------------------------------------------------------------------
                                                    +200 bp      -200 bp
--------------------------------------------------------------------------------
Net interest income increase (decrease)             -0.20%      -1.40%
Increase (decrease) in return on average equity      0.00%      -5.50%
Increase (decrease) in basic and diluted
  earnings per share                                $0.00      -$0.03
Portfolio equity increase (decrease)                -7.54%       6.88%

         From analysis and discussion of the aforementioned reports as of December 31, 1998, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (11.85)% and 1.88%, respectively. Net interest income decreased by $12,000 or 0.2% for an upward shift in rates of 200 basis points and decreased by $108,000 or 1.4%, for a downward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 27.46% and 24.36% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

         Management believes that the assumptions used are reasonable. The interest rate sensitivity of assets and liabilities could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed. Finally, the ability of borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase. The operating results of the Company are not subject to Foreign Currency exchange or commodity price risk.

Liquidity and Capital Requirements

         Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, and to pay operating expenses. The Company has historically maintained a level of liquid assets in excess of regulatory requirements. Maintaining a high level of liquid assets tends to decrease earnings, as liquid assets tend to have a lower yield than other assets with longer terms (e.g. loans). The Company adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits which provide liquidity to meet lending requirements

         The primary activity of the Company is originating loans and purchasing investment and mortgage-backed securities. During the years ended December 31, 1998, 1997, and 1996, the Company originated loans in the amounts of $49.8, $45.3, and $46.2 million, respectively. The Company also purchases investment and mortgage-backed securities to invest excess liquidity and to supplement local loan demand. During the years ended December 31, 1998, 1997, and 1996, the Company purchased investment and mortgage-backed securities in the amounts of $48.7, $33.5, and $15.4 million, respectively.

         The Company has other sources of liquidity if a need for additional funds arises, such as FHLB of Pittsburgh advances. Additional sources of liquidity can be found in the Company's balance sheet, such as investment securities and unencumbered mortgage-backed securities that are readily marketable. Management believes that the Company has adequate resources to fund all of its commitments.

         The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below
(1) the amount required for the liquidation account established in connection with the Bank's mutual holding company reorganization and stock issuance, or (2) the regulatory capital requirements imposed by the Pennsylvania Department of Banking (the "Department") and the Federal Deposit Insurance Corporation ("FDIC").

         Regulatory Capital Requirements. As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital level on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter.

         At December 31, 1998, the Bank's Tier I risk-based and total risk-based capital ratios were 26.2% and 27.5%, respectively. Current regulations require Tier I risk-based capital of 6% and total risk - based capital of 10% risk-based assets to be considered well capitalized. The Bank's leverage ratio was 11.3% at December 31, 1998. Current regulations require a leveraged ratio 5% to be considered well capitalized.

Impact of Inflation and Changing Prices

         The Company's financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

         Inflation can have a more direct impact on categories of non-interest expenses such as salaries and wages, supplies and employee benefit costs. These expenses normally fluctuate more in line with changes in the general price level and are very closely monitored by management for both the effects of inflation and increases related to such items as staffing levels, usage of supplies and occupancy costs.

Year 2000 Compliance

         The following discussion of the implications of the year 2000 problem for the Bank, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Bank plans to complete the internal year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Bank or the Company.

         During fiscal 1998, the Company adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Company for the millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the plan is currently on schedule. The Company is currently in Phase 4, Validation, (which includes testing of incremental changes to hardware and software, testing connections with third-party vendors and establishing controls to ensure timely completion of all hardware and software prior to final implementation.) Prioritization of the most critical applications has been addressed, along with contract and service agreements.

         The primary operating software for the Company is obtained and maintained by an external provider of software (the "External Provider"). The Company has maintained ongoing contact with this vendor so that modification of the software is a top priority and has been completed. The Company has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. No contracts, written assurances, or oral assurances with the Bank's External Provider, material vendors, and suppliers include any type of remedy or penalty for breach of contract in the event that any of these parties are not year 2000 compliant. The Company has contacted material customers and non-information technology suppliers (i.e., utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. The only critical vendors that have not confirmed that they are Year 2000 compliant are the utility companies and some of our correspondent banks. The Company is unable to test the Year 2000 readiness of its significant suppliers of utilities and is relying on the utility companies' internal testing and representations to provide the required services that drive the Bank's data systems. The Validation phase is targeted for completion by March 31, 1999. The Implementation phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going forward basis. The implementation phase is targeted for completion by June 30, 1999.

         As a practical matter, individual mortgage loan, consumer loan and small commercial loan customers were not contacted regarding their Year 2000 readiness. It was deemed to be beyond the scope of our testing parameters to contact these borrowers. Further, most of these are individuals with adequate collateral for their loans.

         The Company expects to incur internal staffing costs as well as consulting and other expenses related to testing and enhancements to prepare the systems for the Year 2000. The Company does not anticipate that the related costs will be material in any single year. In total, the Company estimates that it's cost for compliance will amount to approximately $155,000 over the two year period from 1998 - 1999. A significant portion of these costs are not likely to be incremental costs to the Company, but rather the redeployment of existing resources. As of December 31, 1998 the Company estimates that approximately $75,000 of these costs have been incurred. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs. The Company has completed testing of the software provided by the External provider and material third party providers. During the course of this testing, no material problems or exceptions were encountered, however, if the External Provider or a material third party provider is unable to resolve the potential problem in time, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

         The Bank is currently developing contingency plans to address the Year 2000 issues of the Bank which could negatively affect the Bank or necessitate transacting business manually. Among other things, failure of utility companies to provide necessary service, failure of the primary software and other third party providers is addressed in the plan. The Bank will attempt to monitor these uncertainties by continuing to request updates on all critical providers throughout the remainder of

1999. If the Bank identifies any concern related to any critical application, the contingency plans will be implemented immediately to assure continued service to the Bank's customers.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as customers, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one of these entities would not have a material impact on the operations of the Bank.

[LOGO]
                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


Board of Directors and Stockholders
PHS Bancorp, Inc.


We have audited the accompanying consolidated balance sheet of PHS Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHS Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.
-----------------------------------
Wexford, PA
January 29, 1999

                                PHS BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                         December 31,
                                                                   1998              1997
                                                             -----------------  -----------------
ASSETS
     Cash and amounts due from other institutions           $       2,136,601  $       2,388,632
     Interest-bearing deposits with other institutions              9,332,219          3,307,604
     Investment securities:
         Available for sale                                        25,197,294         24,252,738
         Held to maturity (market value $18,581,867
           and $10,073,052)                                        18,145,662         10,014,815
     Mortgage-backed securities:
         Available for sale                                        32,877,841         30,159,139
         Held to maturity (market value $48,767,611
           and $40,885,072)                                        48,287,244         40,233,666
     Loans (net of allowance for loan losses of $1,287,496
       and $1,394,084)                                             99,913,716         99,691,337
     Accrued interest receivable                                    1,516,677          1,393,399
     Premises and equipment                                         4,501,659          4,424,493
     Federal Home Loan Bank stock                                   1,544,800          1,019,500
     Other assets                                                     798,957            849,960
                                                             -----------------  -----------------

         TOTAL ASSETS                                       $     244,252,670  $     217,735,283
                                                             =================  =================

LIABILITIES
     Deposits                                               $     181,112,564  $     174,286,149
     Advances from Federal Home Loan Bank                          30,894,800         12,117,000
     Other borrowings                                               1,387,618          1,115,765
     Accrued interest payable and other liabilities                 1,673,579          1,607,431
                                                             -----------------  -----------------

         TOTAL LIABILITIES                                        215,068,561        189,126,345
                                                             -----------------  -----------------

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 2,000,000 shares
       authorized; none issued and outstanding                              -                  -
     Common stock, par value $.10 per share; 8,000,000
       shares authorized; 2,760,000 issued and outstanding            276,000            276,000
     Additional paid-in capital                                    10,588,940         10,560,263
     Retained earnings - substantially restricted                  18,489,177         17,728,095
     Net unrealized gain on securities                              1,088,415            959,693
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                       (1,215,723)          (915,113)
     Unallocated shares held by Restricted Stock Plan (RSP)           (42,700)                 -
                                                             -----------------  -----------------

         TOTAL STOCKHOLDERS' EQUITY                                29,184,109         28,608,938
                                                             -----------------  -----------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $     244,252,670  $     217,735,283
                                                             =================  =================


See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                        CONSOLIDATED STATEMENT OF INCOME


                                                                   1998                1997               1996
                                                             ------------------  -----------------  -----------------
INTEREST INCOME
      Loans                                                $         8,377,792  $       8,307,944  $       7,920,535
      Investment securities:
          Taxable                                                    1,348,081            978,151          1,345,413
          Exempt from federal income tax                               991,341          1,252,465          1,318,764
      Mortgage-backed securities                                     5,098,561          4,165,100          3,878,511
      Interest-bearing deposits with other institutions                295,675            245,884            121,181
                                                             ------------------  -----------------  -----------------
               Total interest income                                16,111,450         14,949,544         14,584,404
                                                             ------------------  -----------------  -----------------

INTEREST EXPENSE
      Deposits                                                       7,263,761          7,471,775          7,425,240
      Advances from Federal Home Loan Bank                           1,144,625            348,454            457,241
      Other borrowings                                                 114,173             36,452                  -
                                                             ------------------  -----------------  -----------------
               Total interest expense                                8,522,559          7,856,681          7,882,481
                                                             ------------------  -----------------  -----------------

               Net interest income                                   7,588,891          7,092,863          6,701,923

PROVISION FOR LOAN LOSSES                                              365,000            555,000            455,000
                                                             ------------------  -----------------  -----------------

NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                                7,223,891          6,537,863          6,246,923
                                                             ------------------  -----------------  -----------------

NONINTEREST INCOME
      Service charges on deposit accounts                              460,788            546,669            546,992
      Investment securities gains, net                                 116,858            131,931                  -
      Gain on sale of loans, net                                        27,765             11,250             11,086
      Rental income, net                                                89,898             85,416             84,660
      Other income                                                     218,700            162,171            137,953
                                                             ------------------  -----------------  -----------------
               Total noninterest income                                914,009            937,437            780,691
                                                             ------------------  -----------------  -----------------

NONINTEREST EXPENSE
      Compensation and employee benefits                             3,372,162          2,881,255          2,557,717
      Occupancy and equipment costs                                  1,039,833            838,664            755,904
      Deposit insurance premium                                        105,362            112,453          1,401,966
      Data processing costs                                             90,920            319,747            254,685
      Other expenses                                                 1,636,239          1,535,350          1,666,860
                                                             ------------------  -----------------  -----------------
               Total noninterest expense                             6,244,516          5,687,469          6,637,132
                                                             ------------------  -----------------  -----------------

Income before income taxes                                           1,893,384          1,787,831            390,482
Income taxes (benefit)                                                 391,759            150,316           (318,515)
                                                             ------------------  -----------------  -----------------

               NET INCOME                                  $         1,501,625  $       1,637,515  $         708,997
                                                             ==================  =================  =================

EARNINGS PER SHARE
  (Since inception July 10, 1997)
      Basic                                                $              0.56  $            0.33                N/A
      Diluted                                                             0.56                N/A                N/A


See accompanying notes to the consolidated financial statements.

                                PHS BANCORP,INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           Net       Unallocated Unallocated
                                                Additional              Unrealized     Shares      Shares     Total
                                        Common   Paid-in    Retained    Gain (Loss)   Held by   Held by   Stockholders'Comprehensive
                                        Stock    Capital    Earnings    on Securities   ESOP        RSP       Equity       Income
                                     --------  ----------- -----------  ----------  ------------ ---------- -----------  -----------
Balance, December 31, 1995          $      -  $         -  15,381,583  $1,261,147  $          -          -  $16,642,730

Net income                                                    708,997                                           708,997   $  708,997
Other comprehensive income:
  Unrealized loss on available
    for sale securities                                                  (707,060)                             (707,060)   (707,060)
                                                                                                                           ---------
Comprehensive income                                                                                                      $    1,937
                                     --------  ----------- -----------  ----------  ------------ ----------  ----------    =========

Balance, December 31, 1996                 -            -  16,090,580     554,087             -          -   16,644,667

Net income                                                  1,637,515                                         1,637,515   $1,637,515
Other comprehensive income:
  Unrealized gain on available
    for sale securities, net of
    reclassification adjustment                                           405,606                               405,606      405,606
                                                                                                                           ---------
Comprehensive income                                                                                                      $2,043,121
                                                                                                                           =========
Sale of common stock                 276,000   11,551,733                                                    11,827,733
Capitalization of PHS Bancorp, M.H.C.          (1,000,000)                                                   (1,000,000)
Common shares acquired by ESOP                                                       (1,043,625)             (1,043,625)
ESOP shares released                                8,530                               128,512                 137,042
                                     --------  ----------- -----------  ----------  ------------ ----------  ----------

Balance, December 31, 1997           276,000   10,560,263  17,728,095     959,693      (915,113)         -   28,608,938

Net income                                                  1,501,625                                         1,501,625   $1,501,625
Other comprehensive income:
  Unrealized gain on available
    for sale securities, net of
    reclassification adjustment                                           128,722                               128,722      128,722
                                                                                                                           ---------
Comprehensive income                                                                                                      $1,630,347
                                                                                                                           =========
Cash dividends declared ($.26 per share)                     (695,792)                                         (695,792)
Common stock acquired by ESOP                                                          (448,512)               (448,512)
ESOP shares released                               18,941                               147,902                 166,843
Common stock acquired by RSP                                  (44,751)                            (171,212)    (215,963)
RSP shares released                                 9,736                                          128,512      138,248
                                     --------  ----------- -----------  ----------  ------------ ----------  ----------

Balance, December 31, 1998          $276,000 $ 10,588,940  18,489,177 $ 1,088,415 $  (1,215,723)$  (42,700) $29,184,109
                                     ========  =========== ===========  ==========  ============ ==========  ==========

                                                                            1998            1997         1996
                                                                        -----------      -----------     ---------
Components of comprehensive income:
    Change in net unrealized gain (loss)
      on investments held for sale                                     $  205,848        $  492,680     $(707,060)
Realized gains included in net income, net of tax                         (77,126)          (87,074)            -
                                                                         --------         ---------      --------

Total                                                                  $  128,722        $  405,606     $(707,060)
                                                                         ========         =========      ========

   See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        Year Ended December 31,
                                                                    --------------------------------------------------------------
                                                                          1998                   1997                   1996
                                                                    -----------------      ----------------       ----------------
                                                                    -----------------      ----------------       ----------------
OPERATING ACTIVITIES
Net income                                                            $   1,501,625         $   1,637,515         $     708,997
Adjustments to reconcile net income to net cash
  provided  by  operating activities:
     Provision for loan losses                                              365,000               555,000               455,000
     Provision for depreciation                                             502,955               329,039               275,348
     Amortization of discounts, premiums,
       and loan origination fees                                          1,022,329             1,040,439             1,078,407
     Investment securities gains, net                                      (116,858)             (131,931)                    -
     Gain on sale on loans, net                                             (27,765)              (11,250)              (11,086)
     Decrease in loans held for sale                                      1,073,254                 3,183               140,911
     Decrease (increase) in accrued interest receivable                    (123,278)               69,963               140,245
     Increase (decrease) in accrued interest payable                         46,377               (46,591)               36,120
     Amortization of ESOP unearned compensation                             166,843               137,042                     -
     Amortization of RSP unearned compensation                              138,248                     -                     -
     Other, net                                                            (315,884)                4,383               (83,831)
                                                                       -------------         -------------         -------------
             Net cash provided by operating activities                    4,232,846             3,586,792             2,740,111
                                                                       -------------         -------------         -------------

INVESTING ACTIVITIES
     Investment and mortgage-backed
       securities available for sale:
        Proceeds from sales                                               2,259,493             6,617,750                     -
        Proceeds from maturities and principal repayments                 8,009,594             6,291,492            10,666,964
        Purchases                                                       (13,617,911)          (14,081,142)           (5,993,106)
     Investment and mortgage-backed securities held to maturity:
        Proceeds from maturities and principal repayments                18,718,865            10,983,348            11,106,134
        Purchases                                                       (35,098,662)          (19,452,555)           (9,379,524)
     Increase in loans, net                                              (2,485,946)           (5,716,736)           (9,950,271)
     Proceeds from sales of repossessed assets                              306,784               671,650                28,246
     Purchase of premises and equipment                                    (542,980)           (1,819,879)             (507,125)
     Purchase of Federal Home Loan Bank Stock                              (525,300)              (47,400)              (47,100)
                                                                       -------------         -------------         -------------
             Net cash used for investing activities                     (22,976,063)          (16,553,472)           (4,075,782)
                                                                       -------------         -------------         -------------

FINANCING ACTIVITIES
     Increase (decrease) in deposits, net                                 6,826,415            (1,638,896)            2,380,435
     Proceeds from advances from Federal Home Loan Bank                  20,377,800             4,017,000               700,000
     Repayment of advances from Federal Home Loan Bank                   (1,600,000)                    -                     -
     Proceeds from other borrowings                                         271,853             1,115,765                     -
     Common stock acquired by ESOP                                         (448,512)           (1,043,625)                    -
     Common stock acquired by RSP                                          (215,963)                    -                     -
     Cash dividends paid                                                   (695,792)                    -                     -
     Proceeds from sale of common stock                                           -            11,827,733                     -
     Capitalization of PHS Bancorp, M.H.C.                                        -            (1,000,000)                    -
                                                                       -------------         -------------         -------------
             Net cash provided by financing activities                   24,515,801            13,277,977             3,080,435
                                                                       -------------         -------------         -------------

             Increase in cash and cash equivalents                        5,772,584               311,297             1,744,764

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                       5,696,236             5,384,939                     -
                                                                       -------------         -------------         -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  11,468,820         $   5,696,236         $   5,384,939
                                                                       =============         =============         =============

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

PHS Bancorp, Inc. (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from its investment, mortgage-backed securities, and mortgage and consumer loan portfolios as well as a variety of deposit services provided to its customers through nine locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include the accounts of Peoples Home Savings Bank and its wholly-owned subsidiary, HOMECO. Intercompany transactions have been eliminated in consolidation.

The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment and Mortgage-backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based upon management's intentions, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities,  acquired  with the  intent  and  ability  to hold to  maturity  are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

Loans
-----

Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.

-----

Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual lives of the related loans.

Qualifying education loans are being held for sale. These loans are being carried at cost since they are generally sold for face value and serviced by the Student Loan Marketing Association.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate acquired in settlement of loans is stated at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure the value of the underlying collateral is written down by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in other expenses.

Income Taxes
------------

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Share
------------------

Earnings per share computations for 1997 are based on net income since inception, July 10, 1997, amounting to $884,176. No earnings per share computation is applicable for the period ending 1996.

The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator, and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities.

Employee Benefit Plans
----------------------

The Bank sponsors a trusteed, deferred benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the Directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been affected based on the fair value of the stock options granted under this plan.

Comprehensive Income
--------------------

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 1998, 1997, and 1996, the Company made cash payments for interest of $8,476,182, $7,903,272, and $7,846,361, respectively. The Company also made cash payments for income taxes of $358,000, $198,100, and $20,000, respectively, during these same periods.

Pending Accounting Pronouncements
---------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income.

2.  EARNINGS PER SHARE

The following table sets forth the computation of Basic and Diluted earnings per share. There were no convertible securities which would affect the numerator in calculating Basic and Diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the Basic and Diluted earnings per share computation.

                                                                  1998
                                                            -----------------
     Denominator:
        Denominator for Basic earnings per
          share - weighted-average shares                          2,686,537
        Employee stock options
                                                                      12,560
                                                            -----------------
        Denominator for Diluted earnings per
           share - adjusted weighted-average
           assumed conversions                                     2,699,097
                                                            =================

3.  INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                                            1998
                                         ----------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
U.S. Treasury securities                  $     8,991,872      $     140,278       $           --      $  9,132,150

Obligations of state and political
   subdivisions                                15,235,785            727,594                   --        15,963,379

Real estate mortgage investment
   conduits                                       101,619                146                   --           101,765
                                         -----------------  -----------------   -----------------  -----------------

           Total                          $    24,329,276      $    868,018       $            --     $ 25,197,294
                                         =================  =================   =================  =================

                                                                            1997
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
U.S. Treasury securities                  $     5,994,936       $     91,914      $           --      $   6,086,850
Obligations of state and political
   subdivisions                                16,869,675            728,913                  --         17,598,588
Real estate mortgage investment
   conduits                                       508,252              9,933                  --            518,185
Corporation obligations                            46,701              2,414                  --             49,115
                                         -----------------  -----------------   -----------------  -----------------
           Total                          $    23,419,564       $    833,174      $           --      $  24,252,738
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
U.S. Government agency
   securities                             $    13,927,031       $    393,549      $           --      $  14,320,580
Obligations of states and political
   subdivisions                                 1,237,521             42,656                  --          1,280,177
Corporate obligations                           2,981,110                 --                  --          2,981,110
                                         -----------------  -----------------   -----------------  -----------------
           Total                          $    18,145,662       $    436,205      $           --      $  18,581,867
                                         =================  =================   =================  =================

                                                                            1997
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
U.S. Government agency
   securities                             $     6,998,462       $     22,158      $           --      $   7,020,620
Obligations of states and political
   subdivisions                                 2,016,738             29,094                  --          2,045,832
Corporate obligations                             999,615              6,985                  --          1,006,600
                                         -----------------  -----------------   -----------------  -----------------

           Total                          $    10,014,815       $     58,237      $           --      $  10,073,052
                                         =================  =================   =================  =================

The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below.

                                                   Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------

Due in one year or less                   $     4,998,109       $  5,072,170      $    3,981,025      $   3,982,980
Due after one year through
  five years                                    9,408,350          9,737,684           7,597,332          7,635,530
Due after five years through
  ten years                                       986,503          1,085,255           3,022,721          3,240,653
Due after ten years                             8,936,314          9,302,185           3,544,584          3,722,704
                                         -----------------  -----------------   -----------------  -----------------
      Total                               $    24,329,276       $ 25,197,294      $   18,145,662      $  18,581,867
                                         =================  =================   =================  =================


The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                                  1998            1997           1996
                             --------------   ------------    -----------

     Proceeds from sales     $   2,259,493    $  6,617,750     $    --
     Gross gains                   116,858         243,484          --
     Gross losses                       --         111,553          --

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
Government National Mortgage
   Association securities                $     32,068,134     $      785,420      $      (5,608)      $  32,847,946
Federal Home Loan Mortgage
   Corporation securities                          28,610              1,285                 --              29,895
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     32,096,744     $      786,705      $      (5,608)      $  32,877,841
                                         =================  =================   =================  =================

                                                                            1997
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
Government National Mortgage
   Association securities                $     29,455,297     $      646,707      $     (25,694)      $  30,076,310
Federal Home Loan Mortgage
   Corporation securities                          82,937              1,347             (1,455)             82,829
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     29,538,234     $      648,054      $     (27,149)      $  30,159,139
                                         =================  =================   =================  =================


                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                        -----------------  -----------------   -----------------  -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     37,495,485     $      316,725      $     (42,889)      $  37,769,321
Federal Home Loan Mortgage
   Corporation securities                       5,576,332            142,611                 --           5,718,943
Federal National Mortgage
   Association securities                       5,215,427             70,430             (6,510)          5,279,347
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     48,287,244     $      529,766      $     (49,399)      $  48,767,611
                                         =================  =================   =================  =================

                                                                            1997
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     22,544,957     $      161,710      $           --      $  22,706,667
Federal Home Loan Mortgage
   Corporation securities                       8,779,192            202,321                  --          8,981,513
Federal National Mortgage
   Association securities                       8,909,517            287,375                  --          9,196,892
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     40,233,666     $      651,406      $           --      $  40,885,072
                                         =================  =================   =================  =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.
                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------
Due in one year or less                  $            --      $          --       $           --      $          --
Due after one year through
  five years                                       28,442             29,109                  --                 --
Due after five years through
  ten years                                       624,934            632,391                  --                 --
Due after ten years                            31,443,368         32,216,341          48,287,244         48,767,611
                                         -----------------  -----------------   -----------------  -----------------
      Total                              $     32,096,744     $   32,877,841      $   48,287,244      $  48,767,611
                                         =================  =================   =================  =================

5.  LOANS

Loans consist of the following:

                                                1998            1997
                                            -------------  -------------
     Mortgage loans:
        1 - 4 family units                  $ 49,084,140   $ 45,107,966
        Multi-family units                       554,241        217,167
        Construction                             325,823        303,943
        Commercial real estate                   940,708      1,378,309
                                            -------------  -------------
                                              50,904,912     47,007,385
                                            -------------  -------------

     Commercial loans                          3,617,244      2,465,075
                                            -------------  -------------

     Consumer:
        Consumer credit line                   5,288,136      5,467,558
        Automobile                            36,617,849     39,569,376
        Education loans held for sale                         1,075,321
                                                   2,067
        Other                                  3,988,179      4,782,834
                                            -------------  -------------
                                              45,896,231     50,895,089
                                            -------------  -------------
     Less:
       Loans in process                          219,313        370,328
       Deferred loan costs, net               (1,002,138)    (1,088,200)
       Allowance for loan losses               1,287,496      1,394,084
                                            -------------  -------------
                                                 504,671        676,212
                                            -------------  -------------

            Total                           $ 99,913,716   $ 99,691,337
                                            =============  =============

Total nonaccrual loans and the related interest for the years ended December 31 are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                                      1998                1997               1996
                                                  ---------------   -----------------  -----------------
     Principal outstanding                           $   391,503       $     805,334      $   1,152,694
     Contractual interest due                             47,158              84,913             59,051
     Interest income recognized                           28,562              50,069             55,866

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                      1998                1997               1996
                                                  ---------------   -----------------  -----------------

     Balance, January 1,                             $ 1,394,084       $   1,433,776      $   1,274,430
         Add:
            Provisions charged to operations             365,000             555,000            455,000
            Loan recoveries                               54,993              57,390             12,039

         Less loans charged off                          526,581             652,082            307,693
                                                  ---------------   -----------------  -----------------

     Balance, December 31,                           $ 1,287,496       $   1,394,084      $   1,433,776
                                                  ===============   =================  =================

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the Beaver and Lawrence County areas. These loans have been granted in compliance with regulatory guidelines relating to collateral requirements and credit policies. Although the Company has a diversified loan portfolio at December 31, 1998 and 1997, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                  1998               1997
                                                            -----------------  -----------------
     Interest-bearing deposits with other institutions          $     24,267        $    27,065
     Investment securities                                           506,975            363,458
     Mortgage-backed securities                                      486,528            483,515
     Loans                                                           498,907            519,361
                                                            -----------------  -----------------

            Total                                               $  1,516,677        $ 1,393,399
                                                            =================  =================

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                  1998               1997
                                                            -----------------  -----------------
     Land                                                       $    515,726        $   515,726
     Office buildings                                              4,034,469          3,932,253
     Furniture, fixtures, and equipment                            2,790,626          2,330,172
     Leasehold improvements                                          405,798            405,798
                                                            -----------------  -----------------
                                                                   7,746,619          7,183,949
     Less accumulated depreciation and amortization                3,244,960          2,759,456
                                                            -----------------  -----------------
            Total                                               $  4,501,659        $ 4,424,493
                                                            =================  =================

Depreciation expense for the years ended December 31, 1998, 1997, and 1996 was $502,955, $329,039, and $275,348, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                                      1998                                     1997
                                      -------------------------------------     ------------------------------------
                                                            Percent of                                Percent of
                                           Amount            Portfolio               Amount           Portfolio
                                      -----------------  ------------------     -----------------  -----------------
NOW accounts                            $   25,853,525                14.3 %      $   22,262,362               12.7 %
Money market
   demand accounts                          25,130,858                13.9            21,569,797               12.4
Savings accounts                            27,601,326                15.2            28,733,040               16.5
                                      -----------------  ------------------     -----------------  -----------------
                                            78,585,709                43.4            72,565,199               41.6
                                      -----------------  ------------------     -----------------  -----------------
Time certificates of deposit:

     2.01%  -  4.00%                         6,056,411                 3.3                    --                 --
     4.01%  -  6.00%                        79,039,874                43.7            81,983,671               47.0
     6.01%  -  8.00%                        17,430,570                 9.6            19,444,833               11.2
     8.01%  - 10.00%                                --                  --               292,446                0.2
                                      -----------------  ------------------     -----------------  -----------------
                                           102,526,855                56.6           101,720,950               58.4
                                      -----------------  ------------------     -----------------  -----------------
            Total                       $  181,112,564               100.0 %      $  174,286,149              100.0 %
                                      =================  ==================     =================  =================

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $9,153,519 and $7,882,872 at December 31, 1998 and 1997, respectively, with maturities as follows:

     Within three months                           $          818,266
     Beyond three but within six months                     1,281,887
     Beyond six but within twelve months                      879,455
     Beyond one year                                        6,173,911
                                                     -----------------

            Total                                  $        9,153,519
                                                     =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                             1998           1997           1996
                                        -------------  -------------  -------------
Savings accounts                        $    636,965   $    769,805   $    825,444
NOW and money market deposit accounts        954,283        752,198        289,685
Time certificates of deposit               5,672,513      5,949,772      6,310,111
                                        -------------  -------------  -------------

            Total                       $  7,263,761   $  7,471,775   $  7,425,240
                                        =============  =============  =============


9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                                            Year Ended December 31,
                                                            1998               1997
                                                     ---------------    ---------------
     Balance at year end                             $   30,894,800     $   12,117,000
     Average balance outstanding                         19,434,945          6,131,000
     Maximum month-end balance                           30,894,800         12,117,000
     Weighted-average rate at year end                        5.59%              6.11%
     Weighted-average rate during the year                    5.89%              5.69%

The scheduled maturities of advances outstanding are as follows:

                                            1998                                      1997
                                      -------------------------------------     ---------------------------------
              Year Ending                                    Weighted-                                Weighted-
              December 31,                 Amount          average Rate              Amount          average Rate
     -------------------------------  -----------------  ------------------     -----------------  --------------
                  1999                  $    2,600,000                5.98 %      $    1,600,000          5.75 %
                  2000                       4,600,000                5.90             2,600,000          5.98
                  2001                       2,000,000                5.77             3,600,000          6.10
                  2002                       3,317,000                5.99             1,000,000          6.32
          2003 and thereafter               18,377,800                5.37             3,317,000          5.99
                                      -----------------  ------------------     -----------------  ------------
                 Total                  $   30,894,800                5.59 %      $   12,117,000          6.11 %
                                      =================  ==================     =================  ============

FHLB stock and certain first mortgage loans with a value in excess of 120 percent of outstanding advances are pledged to secure such borrowings.

10. OTHER BORROWINGS

Other borrowings at December 31, 1998 and 1997 include a loan from a third party to purchase shares for the Employee Stock Ownership Plan as well as a loan to finance an equipment lease. The outstanding balances of the ESOP loan and equipment lease were $1,224,994 and $162,624 at December 31, 1998, respectively, and $912,592 and $203,173 at December 31, 1997, respectively. Terms associated with the ESOP loan call for a term of ten years at a rate of 8.00 percent with principal payments in an amount equal to one-tenth the original principal amount of the loan payable on the last day of December. As security for the repayment of the loan, the Bank is required to pledge and deliver the unallocated shares acquired by the Bank through the use of proceeds. Terms for the equipment loan call for a five-year term at a rate of 4.90 percent with equal monthly payments.

11. SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one-time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The surcharge expense to the Bank amounted to $1,106,055 and is reflected in the consolidated statement of income for the year ended December 31, 1996.

12. INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31 consists of:

                                          1998           1997           1996
                                    -------------   ------------  -------------
Currently payable (refundable):
     Federal                        $    310,802    $   199,605   $   (93,820)
     State
                                          67,568         88,663        (6,172)
                                    -------------   ------------  -------------
                                         378,370        288,268       (99,992)
Deferred                                  13,389       (137,952)     (218,523)
                                    -------------   ------------  -------------
            Total                   $    391,759    $   150,316   $  (318,515)
                                    =============   ============  =============

Income taxes applicable to investment securities gains were $48,613 in 1998 and $54,883 in 1997. There were no investment securities gains in 1996.

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31, are as follows:

                                                      1998             1997
                                                 -------------     ------------
Deferred tax assets:
     Allowance for loan losses                  $     437,749     $    473,989
     Premises and equipment                            30,498           38,973
     Accrued employee benefits                        228,870          213,500
     Alternative minimum tax credit                   293,367          265,001
     Other                                             26,233           38,643
                                                 -------------     ------------
         Total gross deferred tax assets            1,016,717        1,030,106
                                                 -------------     ------------

Deferred tax liabilities:
     Net unrealized gain on securities                560,699          494,387
                                                 -------------     ------------
         Total gross deferred tax liabilities         560,699          494,387
                                                 -------------     ------------
         Net deferred tax assets                $     456,018     $    535,719
                                                 =============     ============

No valuation allowance was established at December 31, 1998 and 1997 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                            1998                           1997                           1996
                                  --------------------------     --------------------------     -------------------------
                                                    % of                           % of                          % of
                                                  Pre-tax                        Pre-tax                        Pre-tax
                                     Amount        Income           Amount        Income           Amount       Income
                                  -------------  -----------     -------------  -----------     -------------  ----------
Provision at statutory rate        $   643,751         34.0 %      $  607,863         34.0 %     $   132,764        34.0 %
State income tax expense,
   net of federal tax benefit           44,595          2.4            58,518          3.3                --          --
Tax-exempt interest                   (335,448)       (17.7)         (427,556)       (23.9)         (442,080)     (113.2)
Other, net                              38,861          2.0           (88,509)        (5.0)           (9,199)       (2.4)
                                  -------------  -----------     -------------  -----------     -------------  ----------

Actual expense (benefit)
   and effective rate              $   391,759         20.7 %      $  150,316          8.4 %      $ (318,515)      (81.6) %
                                  =============  ===========     =============  ===========     =============  ==========

On August 20, 1996, the Small Business Jobs Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The Company has accumulated no additional bad debt reserves since 1987.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

13.   EMPLOYEE BENEFITS

Pension Plan

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible Bank employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                1998               1997
                                                          -----------------  -----------------
     Plan assets at fair value, beginning of year          $     2,988,963     $    2,745,332
     Actual return on plan assets                                  211,831            200,430
     Employer contribution                                         200,732            115,612
     Benefits paid                                                 (72,692)           (72,411)
                                                          -----------------  -----------------
     Plan assets at fair value, end of year                      3,328,834          2,988,963
                                                          -----------------  -----------------

     Benefit obligation, beginning of year                       3,422,049          2,773,809
     Service cost                                                  181,425            136,776
     Interest cost                                                 249,500            200,998
     Amendments                                                    135,483            382,877
     Benefits paid                                                (72,692)           (72,411)
                                                          -----------------  -----------------
     Benefit obligation, end of year                             3,915,765          3,422,049
                                                          -----------------  -----------------

     Funded status                                                (586,931)          (433,086)
     Transition adjustment                                        (221,629)          (242,443)
     Unrecognized net loss from past experience
         different from that assumed                               645,435            494,504
                                                          -----------------  -----------------

     Accrued pension liability                             $      (163,125)    $     (181,025)
                                                          =================  =================

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 1998.

Assumptions used in determining net periodic pension cost are as follows:

                                              1998          1997         1996
                                             -------       -------      -------
     Discount rate                            6.50%         7.00%        7.00%
     Expected return on plan assets           8.00%         8.00%        8.00%
     Rate of compensation increase            5.00%         5.00%        5.00%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                                1998           1997            1996
                                                           ------------    -----------   -------------
     Service cost of the current period                    $   181,425     $  136,776     $   134,419
     Interest cost on projected benefit obligation             249,500        200,998         193,221
     Actual return on plan assets                             (211,831)      (200,430)       (192,589)
     Net amortization and deferral                             (36,262)       (36,876)        (35,343)
                                                           ------------    -----------    ------------
     Net periodic pension cost                             $   182,832     $  100,468     $    99.708
                                                           ============    ===========     ===========


Supplemental Retirement Plans

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed twenty or more years of service. The plan was amended on November 6, 1996, to provide post-retirement payments to members who have completed fifteen or more years of service. Expenses for the years ended December 31, 1998, 1997, and 1996 amounted to $75,699, $57,000, and
$222,861, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 1998, 1997, and 1996, amounted to $34,400, $12,100, and $13,950, respectively, and are included as a component of compensation and employee benefits.

Profit Sharing Plan
-------------------

The Bank maintains a profit sharing plan covering all employees. Contributions to the plan are made annually at the discretion of the Board of Directors. Contributions for the years ended December 31, 1998, 1997 and 1996, amounted to $67,052, $61,556, and $52,370, respectively.

Stock Option Plan
-----------------

On October 22, 1998, the Board of Directors approved and stockholders ratified the formation of a stock option plan. The plan will provide for granting incentive stock options and nonstatutory stock options for executive officers and nonemployee Directors of the Company. A total of 124,200 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted. The options granted on October 22, 1998 are currently available for exercise.

-----------------

No compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value, net income and earnings per share would have been reduced as follows:

                                               1998
                                           --------------

    Net income:
       As reported                       $     1,501,625
                                           ==============

       Pro forma                         $     1,323,801
                                           ==============

    Basic earnings per share:
       As reported                       $          0.56
                                           ==============

       Pro forma                         $          0.49
                                           ==============

    Diluted earnings per share:
       As reported                       $          0.56
                                           ==============

       Pro forma                         $          0.49
                                           ==============

The following table presents share data related to the stock option plan:

                                                               Weighted-
                                                                Average
                                                               Exercise
    Shares Under Option                         1998            Price
    -------------------                    --------------   -------------

    Outstanding, January 1,                            --              --
          Granted                                 124,200      $    11.81
         Exercised                                     --              --
         Forfeited                                     --              --
                                           --------------
    Outstanding, December 31,                    124,200        $   11.81
                                           ==============

Employee Stock Ownership Plan (ESOP)
------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 96,000 shares of common stock since the date of conversion with proceeds from a loan from an independent third party. The Company makes cash payments to the independent third party on an annual basis.

------------------------------------

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

                                                 1998               1997
                                             ------------      -------------

     Allocated shares                              8,940                 --

     Shares released for allocation                9,600              8,940

     Unreleased shares                            77,460             63,660
                                             ------------      -------------

     Total ESOP shares                            96,000             72,600
                                             ============      =============
     Fair value of unreleased shares        $  1,094,123       $  1,201,583
                                             ============      =============

Restricted Stock Plan (RSP)
---------------------------

In 1998, the Board of Directors adopted a RSP for directors, officers, and employees which was approved by stockholders at a special meeting held on October 22, 1998. The objective of this plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

In December 1998, the Trust purchased, with funds contributed by the Bank, 14,888 shares of the common stock of the Company, of which 3,726 shares were issued to directors, 7,449 shares were issued to officers, and 3,713 shares remained unissued as of December 31, 1998. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 49,680 shares of common stock on October 22, 1998, of which 11,175 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning, October 22, 1999. A total of 11,175 shares were vested as of December 31, 1998. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSPs amounted to $128,512 for the year ended December 31, 1998.

14. COMMITMENTS

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees, and letters of credit, which are not reflected in the accompanying financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31, are as follows:

                                                1998               1997
                                          ---------------    ---------------

     Fixed rate commitments               $   13,791,721     $    8,747,460
     Variable rate commitments                 6,135,362          6,025,107
                                          ---------------    ---------------
          Total                           $   19,927,083     $   14,772,567
                                          ===============    ===============

The range of interest rate residential mortgage loan commitments was 6.125 percent to 7.125 percent at December 31, 1998, and 7.00 percent to 9.74 percent at December 31, 1997.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

15. REGULATORY MATTERS

Loans
-----

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to ten percent of the Bank's common stock and capital surplus.

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 1998 surplus funds of $10,588,940 were not available for dividends.

16. REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, Risk-weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to Risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Board has categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Total Risk-based, Tier I Risk-based, and Tier I Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed their category.

The  following   table  reflects  the  Company's   capital  ratios  and  minimum
requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                                          1998                                     1997
                                             ------------------------------     ----------------------------
                                                 Amount            Ratio             Amount           Ratio
                                             --------------       ---------     --------------      --------
Total Capital (to Risk-
     weighted Assets)
----------------------------------------
     Actual                                  $  29,383,190          27.46 %      $ 28,922,333        28.43 %
     For Capital Adequacy Purposes               8,266,640           8.00           8,138,080         8.00
     To Be Well Capitalized                     10,358,300          10.00          10,172,600        10.00

Tier I Capital (to Risk-
     weighted Assets)
----------------------------------------
     Actual                                  $  28,095,694          26.21 %      $ 27,649,245        27.18 %
     For Capital Adequacy Purposes               4,143,320           4.00           4,069,040         4.00
     To Be Well Capitalized                      6,214,980           6.00           6,103,560         6.00

Tier I Capital (to Average Assets)
----------------------------------------
     Actual                                  $  28,095,694          11.31 %      $ 27,649,245        13.11 %
     For Capital Adequacy Purposes               9,606,960           4.00           8,434,440         4.00
     To Be Well Capitalized                     12,008,700           5.00          10,543,050         5.00


Prior to the  enactment of the Small  Business Job  Protection  Act discussed in
Note 12, the Bank accumulated approximately $2,485,000 of retained earnings at December 31, 1996, which would represent allocations of income to bad debt deductions for tax purposes only. Since there is no amount that represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

17. FAIR VALUE DISCLOSURE

The estimated fair values of the Bank's financial instruments are as follows:

                                                        1998                                   1997
                                         ------------------------------------   ------------------------------------
                                             Carrying             Fair              Carrying             Fair
                                              Value              Value               Value              Value
                                         -----------------  -----------------   -----------------  -----------------
Financial assets:
  Cash and amounts due
    from other institutions           $         2,136,601 $        2,136,601 $         2,388,632 $        2,388,632
  Interest-bearing deposits
    with other institutions                     9,332,219          9,332,219           3,307,604          3,307,604
  Investment securities:
    Available for sale                         25,197,294         25,197,294          24,252,738         24,252,738
    Held to maturity                           18,145,662         18,581,867          10,014,815         10,073,052
  Mortgage-backed securities:
    Available for sale                         32,877,841         32,877,841          30,159,139         30,159,139
    Held to maturity                           48,287,244         48,767,611          40,233,666         40,885,072
  Loans, net                                   99,913,716        101,427,098          99,691,337         98,624,000
  Federal Home Loan Bank stock                  1,544,800          1,544,800           1,019,500          1,019,500
  Accrued interest receivable                   1,516,677          1,516,677           1,393,399          1,393,399
                                         -----------------  -----------------   -----------------  -----------------
       Total                          $       238,952,054 $      241,382,008 $       212,460,830 $      212,103,136
                                         =================  =================   =================  =================

Financial liabilities:
  Deposits                            $       181,112,564 $      184,038,666 $       174,286,149 $      175,317,717
  Advances from Federal
    Home Loan Bank                             30,894,800         31,521,246          12,117,000         12,154,280
  Other borrowings                              1,387,618          1,415,754           1,115,765          1,119,720
  Advances from borrowers
    for taxes and insurance                       558,052            558,052             540,283            540,283
  Accrued interest payable                        289,748            289,748             243,371            243,371
                                         -----------------  -----------------   -----------------  -----------------
       Total                          $       214,242,782 $      217,823,466 $       188,302,568 $      189,375,371
                                         =================  =================   =================  =================

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Company, are not considered financial instruments but have value, this estimated fair value of financial instruments would not represent the full market value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Amounts Due from Depository Institutions, Interest-bearing Deposits with Other Institutions, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable

The fair value approximates the current book value.

Investment Securities,  Mortgage-backed  Securities,  and Federal Home Loan Bank
--------------------------------------------------------------------------------
Stock
-----

The fair value of securities held as investments, mortgage-backed securities, and securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans, Deposits, Advances from the FHLB, and Other Borrowings
-------------------------------------------------------------

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and advances from the FHLB are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14.

18. CORPORATE REORGANIZATION AND STOCK ISSUANCE

On July 10, 1997, the Bank adopted a plan of reorganization into a Pennsylvania-chartered mutual holding company. The Bank received the approval of the Federal Reserve, the Department of Banking, and the FDIC for transactions contemplated by the plan of reorganization, which authorized the Bank to offer stock in one or more public stock offerings up to a maximum of 49.9 percent of the issued and outstanding shares of its common stock. As a result of the offering in July 1997, PHS Bancorp, M.H.C. (mutual holding company) received 1,518,000 shares (55 percent) of the Bank stock. Also as a result of the stock offering, the Bank received gross proceeds of $12,420,000. Expenses associated with the offering totaled $592,267, resulting in net capital additions to the Bank of $11,827,733. The Bank recorded common stock at par of $276,000 and additional paid-in capital of $11,551,733 from the stock issuance.

On May 21, 1998, the Bank adopted an Agreement and Plan of Reorganization (the "Plan") whereby the Bank would form the Company, an intermediate stock holding company under Pennsylvania law. The Plan received stockholder approval as of October 22, 1998 and subsequently received all regulatory approvals. The reorganization was completed on November 9, 1998. Upon completion of the reorganization, the Bank became a wholly-owned subsidiary of the Company and the Company became a majority-owned subsidiary of the M.H.C. The common stock of the Company replaces the Bank's stock.

19.      PARENT COMPANY

The following are condensed financial statements for the parent company.

                             CONDENSED BALANCE SHEET

                                                                1998
                                                          ----------------

ASSETS
     Cash and due from banks                              $       978,101
     Investment in subsidiary bank                             28,240,812
     Other assets                                                  52,326
                                                          ----------------

TOTAL ASSETS                                              $    29,271,239
                                                          ================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                    $        87,130
     Stockholders' equity                                      29,184,109
                                                          ----------------

TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                                 $    29,271,239
                                                          ================

                          CONDENSED STATEMENT OF INCOME

                                                          For the Period of
                                                          November 9, 1998
                                                                 to
                                                          December 31, 1998
                                                          -----------------

INCOME
     Interest income                                      $           287

EXPENSES                                                            1,914
                                                          ----------------

Loss before equity in undistributed net
 income of subsidiary                                              (1,627)

Equity in undistributed net income of subsidiary                  213,869
                                                          ----------------

NET INCOME                                                $       212,242
                                                          ================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                              For the Period of
                                                               November 9, 1998
                                                                     to
                                                              December 31, 1998
                                                             -------------------

OPERATING ACTIVITIES
     Net income                                                    $   212,242
     Adjustments to reconcile net income to net cash provided
        by operating
activities:
             Equity in undistributed net income of subsidiary         (213,869)
                 Other, net                                             24,477
                                                                   ------------
                  Net cash provided by operating activities             22,850
                                                                   ------------

FINANCING ACTIVITIES
     Purchase of RSP shares                                            (44,749)
     Capitalization of the Company                                   1,000,000
                                                                   ------------
     Net cash provided by financing activities                         955,251
                                                                   ------------

                  Increase in cash                                     978,101

CASH AT BEGINNING OF PERIOD                                                 --
                                                                   ------------

CASH AT END OF PERIOD                                              $   978,101
                                                                   ============

                            PEOPLE HOMES SAVINGS BANK
                                OFFICE LOCATIONS

                      Administrative Office and Loan Center
                                744 Shenango Road
                        Beaver Falls, Pennsylvania 15010
                                 (412) 846-7300




                              [MAP TO BE INSERTED]

--------------------------------------------------------------------------------

 Board of Directors                        Executive Officers
 Douglas K. Brooks                         James P. Wetzel, Jr.
 Emlyn Charles                                 President and Chief Executive Officer
 John C. Kelly                             Richard E. Canonge
 Earl F. Klear                                 Vice President Finance, Chief Financial
 Howard B. Lenox                                 Officer and Treasurer
 John M. Rowse                             John M. Rowse
 James P. Wetzel, Jr.                           Secretary
                                           David E. Ault
                                                Vice President-Community Banking and
                                                  Assistant Secretary
                                           Paul W. Jewell
                                                Vice President-Human Resources and
                                                  Business Development
                                           Joseph R. Pollock III
                                                Vice President-Lending

 Corporate Counsel:                        Independent Auditors:
 George A. Verlihay                        S.R. Snodgrass, A.C.
 2521 Darlington Road                      101 Bradford Road
 Beaver Falls, Pennsylvania  15010         Wexford, Pennsylvania  15090

 Special Counsel:                          Transfer Agent and Registrar:
 Malizia, Spidi, Sloane & Fisch, P.C.      Registrar and Transfer Company
 One Franklin Square                       70 Commerce Drive
 1301 K Street, N.W., Suite 700 East       Cranford, New Jersey 07016-3572
 Washington, D.C.  20005                   (800) 456-0596

--------------------------------------------------------------------------------
The Company's Annual Report for the Year Ended December 31, 1998 filed with the Securities Exchange Commission on Form 10-K without exhibits is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Bank at 744 Shenango Road, Beaver Falls, Pennsylvania 15010. Copies of any exhibits to the Form 10-K are available at cost.

The Annual Meeting of Stockholders will be held on April 22, 1999 at 9.00 a.m. at the Beaver Valley Country Club, Patterson Heights, Beaver Falls, PA 15010.