Form 10-K405, Exhibit 13
period 1999-12-31
PHS BANCORP INC
filed 2000-03-24
CIK 915742

EXHIBIT 13

                                PHS BANCORP, INC.
                        SELECTED FINANCIAL AND OTHER DATA

Selected Financial Data
--------------------------------------------------- ------------ --------- ---------- ------------ ------------
At December 31,                                        1999        1998        1997       1996         1995
--------------------------------------------------- ------------ --------- ---------- ------------ ------------
                                                                        (Dollars in Thousands)
Assets ..........................................   $ 268,640   $ 244,253   $ 217,735   $ 202,216    $ 198,939
Loans ...........................................     118,745      99,914      99,691      95,773       87,330
Mortgage-backed securities held to maturity .....      44,141      48,287      40,234      31,138       30,151
Mortgage-backed securities available
  for sale ......................................      37,426      32,878      30,159      25,794       25,442
Investment securities held to maturity ..........      15,540      18,146      10,015      10,768       13,774
Investment securities available for sale ........      27,595      25,197      24,253      26,688       32,727
Interest-bearing deposits with other institutions      11,417       9,332       3,308       3,004        1,809
Federal Home Loan Bank stock ....................       2,615       1,545       1,020         972          925
Deposits ........................................     189,345     181,113     174,286     175,925      173,545
Other borrowings ................................         120       1,388       1,116        --           --
Advances from Federal Home Loan Bank ............      50,295      30,895      12,117       8,100        7,400
Stockholders' equity(1) .........................      26,751      29,184      28,609      16,645       16,643

Selected Consolidated Operating Data
--------------------------------------------------- ------------ --------- ---------- ------------ ------------
Year Ended December 31,                                 1999        1998        1997       1996         1995
--------------------------------------------------- ------------ --------- ---------- ------------ ------------
                                                          (Dollars in Thousands)
Interest income .................................   $  17,511   $  16,112   $  14,950   $  14,584    $  13,950
Interest expense ................................       9,284       8,523       7,857       7,882        7,598
                                                    ---------   ---------   ---------   ---------    ---------
  Net interest income ...........................       8,227       7,589       7,093       6,702        6,352
Provision for loan losses .......................         410         365         555         455          370
                                                    ---------   ---------   ---------   ---------    ---------
  Net interest income after provision
    for loan losses .............................       7,817       7,224       6,538       6,247        5,982
Total non-interest income .......................         764         914         937         781          848
Total non-interest expense ......................       6,094       6,245       5,687       6,638(2)     5,000
                                                    ---------   ---------   ---------   ---------    ---------
Income before income taxes ......................       2,487       1,893       1,788         390        1,830
Income taxes ....................................         629         391         150        (319)         353
                                                    ---------   ---------   ---------   ---------    ---------
  Net income ....................................   $   1,858   $   1,502   $   1,638   $     709    $   1,477
                                                    =========   =========   =========   =========    =========



                          (footnotes on following page)

Other Selected Data
-----------------------------------------------------------------------------------------------
At or for the Year Ended December 31,           1999      1998      1997     1996       1995
-----------------------------------------------------------------------------------------------
Return on average assets (net income
  divided by average total assets) .......      0.73%     0.65%     0.79%    .35%(2)     .76%
Return on average equity (net income
  divided by average equity assets) ......      6.68%     5.24%     7.33%   4.37%(2)   10.09%
Average equity to average assets .........     10.86%    12.50%    10.81%   8.06%       7.52%
Net interest rate spread .................      3.15%     3.21%     3.48%   3.50%       3.40%
Per Share Information:
  Diluted earnings per shares(3) ......... $    0.71 $    0.56 $    0.33    N/A         N/A
  Tangible book value per shares(3) ...... $   10.15 $   10.57 $   10.37    N/A         N/A
Non-performing assets to total assets ....      0.19%     0.22%     0.41%    .66%       0.80%
Non-performing loans to total loans ......      0.42%     0.52%     0.87%   1.33%       1.50%
Allowance for loan losses to total loans..      1.14%     1.28%     1.39%   1.49%       1.45%

----------------
(1) Prior to December 30, 1997, represents retained earnings (substantially restricted).
(2)  Includes a one-time  special  assessment of $1,106,000 to recapitalize  the
     SAIF.
(3) No shares of common stock were outstanding until July 10, 1997, therefore per share information for December 31, 1997 is based upon the period from July 10, 1997 to December 31, 1997, with weighted average shares outstanding of 2,705,880.

Summary of Quarterly Results (unaudited)

                                                                   1999
                                          ------------------------------------------------------
                                          December 31    September 30   June 30        March 31
                                          -----------    ------------   -------        --------
                                             (Dollars in Thousands, Except Per Share Amounts)
Net interest income ......................   $2,090        $2,123        $2,031        $1,983
Provision for loan losses ................      105           120            90            95
Net realized gains on securities .........       19            --            --            --
Other income .............................      195           233           159           158
Other expense ............................    1,522         1,520         1,521         1,531
                                             ------        ------        ------        ------
Income before income taxes ...............      677           716           579           515
Income taxes .............................      150           190           159           130
                                             ------        ------        ------        ------
NET INCOME ...............................   $  527        $  526        $  420        $  385
                                             ======        ======        ======        ======
Basic earnings per share .................   $ 0.20        $ 0.20        $ 0.16        $ 0.15
                                             ======        ======        ======        ======
Diluted earnings per share ...............   $ 0.20        $ 0.20        $ 0.16        $ 0.15
                                             ======        ======        ======        ======

                                                                   1998
                                          ------------------------------------------------------
                                          December 31    September 30   June 30        March 31
                                          -----------    ------------   -------        --------
                                             (Dollars in Thousands, Except Per Share Amounts)
                                            (Dollars in Thousands, Except Per Share Amounts)
Net interest income ......................   $1,910        $1,957        $1,855        $1,867
Provision for loan losses ................       90            95            90            90
Net realized gains on securities .........       --            --            --           117
Other income .............................      202           227           201           167
Other expense ............................    1,563         1,678         1,509         1,495
                                             ------        ------        ------        ------
Income before income taxes ...............      459           411           457           566
Income taxes .............................       84            93            84           130
                                             ------        ------        ------        ------
NET INCOME ...............................   $  375        $  318        $  373        $  436
                                             ======        ======        ======        ======
Basic earnings per share .................   $ 0.14        $ 0.12        $ 0.14        $ 0.16
                                             ======        ======        ======        ======
Diluted earnings per share ...............   $ 0.14           N/A           N/A           N/A

                                PHS BANCORP, INC.

Corporate Profile

         The Company is a Pennsylvania-chartered, middle tier stock holding company that owns 100% of the stock of Peoples Home Savings Bank (the "Bank"). PHS Bancorp, M.H.C. (the "M.H.C.") owns a majority of the Company's common stock. References to the "Bank" herein, unless the context required otherwise, also refer to the Company and the Bank on a consolidated basis.

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

Stock Market Information

         In July 1997, the Bank, among other things, changed from a mutual form of ownership to that of a stock form. As a result, the Bank's common stock commenced trading on the Nasdaq National Market. In November 1998, the Bank exchanged its common stock for the Company's common stock, resulting in Company's common stock to commence its trading on the Nasdaq National Market and the Bank's Common Stock to cease its trading. The Company stock symbol retained the Bank's old symbol and trades under "PHSB." The following table reflects the stock price as published by the Nasdaq National Market and includes the prices of the Company as well as Bank's before the reorganization. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 1999, the Company's common stock closed at $8.25.

                                                                      DIVIDENDS
                                                                      DECLARED
QUARTER ENDED                     HIGH                 LOW            PER SHARE
-------------                     ----                 ---            ---------
December 31, 1999                10.375              7.875              $0.09
September 30, 1999                10.75              9.875               0.07
June 30, 1999                    11.375               9.00               0.07
March 31, 1999                   14.625              10.75               0.07
December 31, 1998                14.625              11.50               0.07
September 30, 1998                19.50              13.75               0.07
June 30, 1998                    22.125             18.375               0.07
March 31, 1998                    20.00              18.00               0.07

         The number of stockholders of record of common stock as of the record date for the 1999 annual meeting of stockholders (April 27, 2000), was approximately 634. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of December 31, 1999, there were 2,636,000 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Pennsylvania law. No dividend may be paid by the Company on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Federal Deposit
Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking ("Department").


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company and the Bank undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Condition

Total assets at December 31, 1999 of $268.6 million represented an increase of $24.4 million or 9.98% from December 31, 1998. This increase was primarily the result of increases in loans of $18.8 million, Federal Home Loan Bank Stock of $1.1 million and interest-bearing deposits with other financial institutions of $2.1 million.

Loans receivable at December 31, 1999, of $118.8 million represented an increase of 18.8% from $99.9 million at December 31, 1998. Mortgage, commercial and consumer loans increased by $4.8 million, $1.1 million and $12.8 million, respectively. The increases in mortgage and commercial loans were primarily due to increased loan demand for these types of loans due to the current interest rate environment. The growth in the consumer loan portfolio was primarily attributable to an increase in automobile loans of $11.4 million. The increase in automobile loans was primarily due to one of the Company's primary competitors temporarily terminating this type of lending and the Company's ability to attract those borrowers.

The allowance for loan losses increased $73,000 for the year ended December 31, 1999. The overall ratio of the allowance to loans receivable declined to 1.14% at December 31, 1999, as compared to 1.28% at December 31, 1998. The ratio of the allowance for loan losses to non-performing loans increased to 273.6% at December 31, 1999, from 244.2% at December 31, 1998. The relationship between the allowance and loans receivable is a function of credit quality and known risk factors of the loan portfolio.

Investment and mortgage-backed securities increased $.2 million to $124.7 million at December 31, 1999, from $124.5 million at December 31, 1998. This increase was the result of purchases of $50.2 million, which were funded by sales of $2.1 million, maturities of $30.4 million, principal repayments of $14.6 million and increased Federal Home Loan Bank advances. The purchases funded by borrowings were part of the Company's leverage strategy. The Company's leverage strategy utilizes borrowings to fund asset purchases in an effort to use capital more efficiently and improve operating results. The sales of securities were in conjunction with the Company's Year 2000 liquidity plan to increase liquidity at year end.

Total deposits at December 31, 1999, were $189.3 million, an increase of $8.2 million or 4.5% from $181.1 million at December 31, 1998. Total deposits increased $2.3 million net of interest credited of $5.9 million for the year ended December 31, 1999.

Advances from the Federal Home Loan Bank of Pittsburgh increased $19.4 million to $50.3 million at December 31, 1999 from $30.9 million at December 31, 1998. This increase was the result of additional borrowings to fund increased loan demand, securities purchases and year end liquidity as discussed above.

Other borrowings decreased $1.3 million or 90.6% to $120,000 at December 31, 1999 from $1.4 million at December 31, 1998. This decrease was the result of the Company acquiring the loan on the Bank's Employee Stock Ownership Plan (ESOP). At December 31, 1998, the ESOP loan was an obligation to an unaffiliated third party.

Stockholders' equity decreased $2.4 million for the year ended December 31, 1999. This decrease was due to an unrealized loss of $914,000 in the Company's securities available for sale portfolio at December 31, 1999 as compared to an unrealized gain of $1.1 million at December 31, 1998, along with increases in unallocated RSP and treasury shares of $271,000 and $1,269,000, respectively and cash dividends paid of $744,000. During the year ended December 31, 1999, the Company repurchased 124,000 shares of it's common stock at an average price of $10.23 per share. These decreases to stockholders' equity were partially offset by net income of $1.9 million.

Average Balance Sheets and Interest Analysis

         The following tables set forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                     Year Ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                             1999                            1998                                 1997
                               -------------------------------   --------------------------------   --------------------------------
                                Average                           Average                             Average
                                Balance     Interest    Yield     Balance   Interest      Yield       Balance     Interest  Yield
                                -------     --------    -----     -------   --------      -----       -------     --------  -----
                                                                     (Dollars in Thousands)
ASSETS
Interest-earning assets:
 Loans(1)....................  $111,050      $8,926       8.04%   $99,253    $8,378        8.44%     $ 99,594     $ 8,308     8.34%
 Mortgage-backed securities..    47,241       3,032       6.42     41,906     2,729        6.51        30,784       2,086     6.78
 Investment securities(2)....    26,920       1,410       5.24     22,271     1,244        5.59        16,138       1,005     6.23
 Securities held for sale....    63,156       4,644       7.35     58,339     4,272        7.32        53,757       4,196     7.81
                                -------      ------               -------    ------                   -------      ------
  Total interest-
    earning assets...........   248,367      18,012       7.25    221,769    16,623        7.50       200,273      15,595     7.79%
                                             ------                          ------                                ------
Noninterest-earning assets...     7,775                             7,576                               6,324
                               --------                          --------                            --------
  Total assets...............  $256,142                          $229,345                            $206,597
                               ========                          ========                            ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................  $ 29,649         564      1.90%   $ 29,863       637       2.13%      $ 31,253       $ 770     2.46%
  NOW and money markets......    54,295       1,105       2.04     45,876       954        2.08        39,220         752     1.92
  Time deposits..............   101,986       5,320       5.22    102,289     5,673        5.55       105,266       5,950     5.65
  Advances from FHLB.........    39,829       2,240       5.62     19,435     1,145        5.89         6,131         349     5.69
  Other borrowings...........       738          55       7.45      1,457       114        7.82           439          36     8.20
                                -------      ------               -------    ------                   -------      ------
  Total interest-
    bearing liabilities......   226,497       9,284       4.10    198,920     8,523        4.28       182,309       7,857     4.31%
                                             ------                          ------                                ------
Non-interest bearing
  liabilities................     1,823                             1,747                               1,955
                               --------                          --------                            --------
 Total liabilities...........   228,320                           200,667                             184,264
Stockholders' equity.........    27,822                            28,678                              22,333
                               --------                          --------                            --------
 Total liabilities and
   retained earnings.........  $256,142                          $229,345                            $206,597
                               ========                          ========                            ========
Net interest income,
  interest rate spread(4)....               $ 8,728       3.15%              $ 8,100       3.21%                    $7,738    3.48%
                                            =======       ====               =======       ====                     ======    ====
Net yield on interest-
  earning assets.............                             3.51%                            3.65%                              3.86%
                                                          ====                             ====                               ====
Ratio of average
  interest-earning assets
   to average interest-
   bearing liabilities.......                           109.66%                          111.49%                            109.85%
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

Rate/Volume Analysis

         The volume and rate relationship of the Company's interest-earning assets and interest-bearing liabilities are determining factors of net interest income. The following table reflects the significant sensitivity to changes in interest rates of the interest income and interest expense of the Company. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and, (ii) changes in rate (changes in rate multiplied by old volume). Changes which are not solely attributable to rate or volume are allocated to changes in rate due to rate sensitivity of interest-earning assets and interest-bearing liabilities.

                                                              Year Ended December 31,
                                        -------------------------------------------------------------------------
                                                1999 vs. 1998                      1998 vs. 1997
                                        ------------------------------   ----------------------------------------

                                              Increase (Decrease)              Increase (Decrease)
                                                     Due to                           Due to
                                                     ------                           ------
                                         Volume       Rate       Net      Volume       Rate       Net
                                         ------       ----       ---      ------       ----       ---
                                                                (In Thousands)
Interest income:
 Loans ..............................   $   996    $  (448)   $   548    $   (28)   $    98    $    70
 Mortgage-backed securities .........       347        (44)       303        754       (111)       643
 Investment securities (1) ..........       260        (94)       166        382       (143)       239
 Securities available for sale (1) ..       353         19        372        358       (282)        76
                                        -------    -------    -------    -------    -------    -------
  Total interest-earning assets .....     1,956       (567)     1,389      1,466       (438)     1,028
                                        -------    -------    -------    -------    -------    -------
Interest expense:
  Savings ...........................        (5)       (68)       (73)       (34)       (99)      (133)
  NOW and money markets .............       175        (24)       151        128         74        202
  Time deposits .....................       (17)      (336)      (353)      (168)      (109)      (277)
  Advances from FHLB ................     1,201       (106)     1,095        757         39        796
  Other borrowings ..................       (56)        (3)       (59)        83         (5)        78
                                        -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities     1,298       (537)       761        766       (100)       666
                                        -------    -------    -------    -------    -------    -------
Net change in net interest income ...   $   658    $   (30)   $   628    $   700    $  (338)   $   362
                                        =======    =======    =======    =======    =======    =======

----------------
(1) Income and yields derived from state and political subdivisions securities are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.


Comparison of Operating Results for the Years Ended December 31, 1999 and 1998.

         General. Net income for the year ended December 31, 1999 increased by $356,000 to $1,857,000, from $1,502,000 for the year ended December 31, 1998.
This increase was primarily due to an increase in net interest income of $638,000 along with a decrease in non-interest expense of $151,000. These increases to net income were partially offset by a decrease in non-interest income of $150,000 along with increases in loan loss and income tax provisions of $45,000 and $238,000, respectively.

         Net Interest Income. Reported net interest income increased $ 638,000 or 8.4% for the year ended December 31, 1999. Net interest income on a tax equivalent basis increased by $628,000 or 7.6% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $26.6 million and $27.6 million, respectively). The increase in average earning assets of $26.6 million was primarily due to increases of $14.8 million in average investment and mortgage-backed securities and $11.8 million in average loans. The Company's net interest rate spread decreased 6 basis points (with 100 basis points being equal to 1%) to 3.15% for the year ended December 31, 1999. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheets and Interest Analysis."

         Interest Income. Interest income on a fully tax equivalent basis totaled $18.0 million for the year ended December 31, 1999, an increase of $1.4 million or 8.4% over the total of $16.6 million for the year ended December 31, 1998. This increase was mainly due to an increase in the Company's average interest-earning assets of $26.6 million for the year ended December 31, 1999. Interest earned on loans increased $548,000 or 6.5%, in 1999. The increase was due to a $11.8 million increase in the average balance of loans partially offset by a 40 basis point decrease in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) increased $841,000 or 10.2%, in 1999. The increase was due to a $14.8 million increase in the average balance of investment and mortgage-backed securities partially offset by a 34 basis point decrease in the yield earned.

         Interest Expense. Interest expense increased $761,000 to $9.3 million for the year ended December 31, 1999. The increase in interest expense was due to a $27.6 million increase in the average balance of interest-bearing liabilities due to increased average borrowings and deposits of $19.7 and $7.9 million, respecively. These increases were partially offset by an 18 basis point decrease in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. The provision for loan losses increased by $45,000 to $410,000 for the year ended December 31, 1999, from $365,000 for the year ended December 31, 1998. Gross loans at December 31, 1999 totaled $120.1 million compared to $101.2 million at December 31, 1998 resulting in the allowance for loan losses being 1.14% of total loans at December 31, 1999 and 1.28% of total loans at December 31, 1998. While management believes that the allowance for loan losses is sufficient, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to significantly increase its allowance for loan losses, or that a deteriorating real estate market will cause the Company to significantly increase its allowance for loans losses, therefore negatively effecting the Company's financial condition and earnings.

         Non-interest Income. Non-interest income decreased $150,000 to $764,000 for the year ended December 31, 1999, from $914,000 for the year ended December 31, 1998. This decrease was primarily due to gains on the sale of securities and loans for the year ended December 31, 1999 of $19,000 compared to gains of $145,000 for year ended December 31, 1998.

         Non-interest Expense. Non-interest expense decreased $151,000 to $6.1 million for the year ended December 31, 1999, from $6.2 million for the year ended December 31, 1998. This decrease was primarily due to decreases in compensation and employee benefits of $130,000 for the year ended December 31, 1999. This decrease in compensation and employee benefits was primarily due to a reduction in ESOP expense due to the lower average market price of the Company's common stock during the year ended December 31, 1999.

         Income Tax Expense. Income tax expense increased $238,000 to $630,000 for the year ended December 31, 1999, from $392,000 for the year ended December 31, 1998.

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

         Net Interest Income. Reported net interest income increased $496,000 or 6.5% for the year ended December 31, 1998. Net interest income on a tax equivalent basis increased by $362,000 or 4.7% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $21.5 million and $16.4 million, respectively). The increase in average earning assets of $21.5 million was primarily due to a $21.9 million increase in average investment and mortgage-backed securities partially offset by a $0.3 million decrease in average loans. The Company's net interest rate spread decreased 27 basis points to 3.21% for the year ended December 31, 1998. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheets and Interest Analysis."

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

         Interest Expense. Interest expense increased $666,000 to $8.5 million for the year ended December 31, 1998. The increase in interest expense was due to a $16.6 million increase in the average balance of interest-bearing liabilities primarily due to increased borrowings pursuant to the Company's leverage strategy partially offset by a three basis point decrease in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. The provision for loan losses decreased by $190,000 to $365,000 for the year ended December 31, 1998, from $555,000 for the year ended December 31, 1997. Gross loans at December 31, 1998 totaled $101.2 million compared to $101.1 million at December 31, 1997 resulting in the allowance for loan losses being 1.28% of total loans at December 31, 1998 and 1.39% of total loans at December 31, 1997. While management believes that the allowance for loan losses is sufficient, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to significantly increase its allowance for loan losses, or that a deteriorating real estate market will cause the Company to significantly increase its allowance for loans losses, therefore negatively effecting the Company's financial condition and earnings.

         Non-interest Income. Non-interest income decreased $23,000 to $914,000 for the year ended December 31, 1998, from $937,000 for the year ended December 31, 1997. This decrease was primarily due to a decrease in service charges of $86,000, due to check printing charges being charged directly to depositors accounts instead the printer charging the Company and the Company subsequently charging depositors. In addition, gains on the sale of securities for the year ended December 31, 1998 of $117,000, a decrease of $15,000 from $132,000 for year ended December 31, 1997, due primarily to the restructuring of the Company's portfolio as previously discussed. These decreases were partially offset by increases in gains on sales of loans of $17,000, increased automated teller machine fees of $15,000, and increased rental income of $4,000.

         Non-interest Expense. Non-interest expense increased $558,000 to $6,245,000 for the year ended December 31, 1998, from $5,687,000 for the year ended December 31, 1997. This increase was primarily due to increases in compensation and employee benefits (including stock related benefits) of $491,000.

The increase in compensation and employee benefits of $491,000 was primarily the result of increased compensation of $318,000 due to employees working additional hours during the Company's computer system conversion along with staffing increases and normal merit increases, a $30,000 increase in expense related to the Company's ESOP, and an accrual for expense related to the Company's Restricted Stock Plan of $129,000.

         Income Tax Expense. Income tax expense increased $241,000 to $392,000 for the year ended December 31, 1998, from $150,000 for the year ended December 31, 1997.

Market Risk Analysis

         The Company, like many other financial institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities generally mature or reprice more rapidly than interest-earning assets. The lending activities of the Company have historically emphasized the origination of long-term, fixed rate loans secured by single family residences, and the primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         To reduce the effect of interest rate changes on net interest income the Company has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (1) purchasing investment securities with maturities that match specific deposit maturities; (2) emphasizing origination of shorter-term consumer loans, which in addition to offering more rate flexibility, typically bear higher interest rates than residential mortgage loans and (3) purchasing adjustable-rate mortgage-backed securities. Although consumer loans inherently generally possess a higher credit risk than residential mortgage loans, the Company believes that its underwriting standards will minimize this risk.

         The Company has also made a significant effort to maintain its level of lower costs deposits as a method of enhancing profitability. The Company has traditionally had a high level of low-cost passbook, interest-bearing checking
(NOW) and Money Market Demand Accounts. Although its base of such deposits has increased as a result of the current interest rate environment, such deposits have traditionally remained relatively stable and would be expected to reduce to normal levels in a period of rising interest rates. Because of this relative stability in a significant portion of its deposits, the Company has been able to offset the impact of rising rates in other deposit accounts.

         Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Company uses the Olson Research Associates, Inc.'s, Columbia, Maryland, A/L Benchmarks to monitor its exposure to interest rate risk, which calculates changes in market value of portfolio equity and net interest income. Reports generated from assumptions provided by Olson and modified by management are reviewed by the Interest Rate Risk and Asset Liability Management Committee and reported to the Board of Trustees quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift
(shock) in the Treasury yield curve. Exception tests are conducted as recommended under federal law to determine if the bank qualifies as low risk and may therefore be exempt from supplemental reporting. In addition, the possible impact on risk-based capital is assessed using the methodology which had been previously proposed under FDICIA. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve.

         From analysis and discussion of the aforementioned reports as of December 31, 1999, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (19.61)% and 15.83%, respectively. Net interest income decreased by $429,000 or 5.1% for an upward shift in rates of 200 basis points and increased by $308,000 or 3.6%, for a downward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 22.93% and 18.77% after the interest rate risk impact. Results fall within policy limits for all applicable tests with the exception of the net interest income decrease of 5.1% for an upward shift of 200 basis points. The Bank's policy limit for this test is 5.0%. Management feels that this variance was due to an unusually high volume of short-term borrowings at year end that were taken out for year 2000 liquidity purposes. During January 2000 cash levels were reduced to normal levels and a substantial portion of these short-term borrowings were repaid.

Liquidity and Capital Requirements

General. Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, and to pay operating expenses. The Company has historically maintained a level of liquid assets in excess of regulatory requirements. Maintaining a high level of liquid assets tends to decrease earnings, as liquid assets tend to have a lower yield than other assets with longer terms (e.g. loans). The Company adjusts liquidity as appropriate to meet its asset/liability objectives.

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits which provide liquidity to meet lending requirements

The primary activity of the Company is originating loans and purchasing investment and mortgage-backed securities. During the years ended December 31, 1999, 1998 and 1997 the Company originated loans in the amounts of $67.3, $49.8 and $45.3 million, respectively. The Company also purchases investment and mortgage-backed securities to invest excess liquidity and to supplement local loan demand. During the years ended December 31, 1999, 1998 and 1997, the Company purchased investment and mortgage-backed securities in the amounts of $50.2, $48.7 and $33.5 million, respectively.

The Company has other sources of liquidity if a need for additional funds arises, such as FHLB of Pittsburgh advances. Additional sources of liquidity can be found in the Company's balance sheet, such as investment securities and unencumbered mortgage-backed securities that are readily marketable. Management believes that the Company has adequate resources to fund all of its commitments.

The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's mutual holding company reorganization and stock issuance, or (2) the regulatory capital requirements imposed by the Department and the FDIC.

Regulatory Capital Requirements. As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital level on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. See Note 15 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation

Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution' s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Year 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some cumputers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. We have operated and evaluated our computer operating systems following January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether our systems are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers, nor by any of the municipal agencies that provide services to the Company.

Nevertheless, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem, particularly at some of our vendors. We will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect our ability to continue operations, or might adversely affect our financial position, results of operations and cash flows. We do not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations, however, no assurance can be given that this will be the case.

The  Company's   expectations  contained  in  this  section  on  Year  2000  are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward looking statements. All forward-looking statements in this section are based on information available to us on the date of this document, and the Company assumes no obligation to update such forward looking statements.

          SNODGRASS
{LOGO]    CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS



                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Board of Directors and Stockholders
PHS Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of PHS Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHS Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.


Wexford, PA
January 28, 2000


S.R. Snodgrass, A.C.
101 Bradford Road, Suite 100, Wexford, PA 15090-6909  Phone: 724-934-0344
FACSIMILE  724-934-0345

                                PHS BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                   December 31,
                                                                                       1999               1998
                                                                                 -----------------  -----------------
ASSETS
     Cash and amounts due from other institutions                              $        3,533,452  $       2,136,601
     Interest-bearing deposits with other institutions                                 11,416,781          9,332,219
     Investment securities:
         Available for sale                                                            27,594,897         25,197,294
         Held to maturity (market value $15,268,634
           and $18,581,867)                                                            15,539,866         18,145,662
     Mortgage-backed securities:
         Available for sale                                                            37,426,028         32,877,841
         Held to maturity (market value $42,263,705
           and $48,767,611)                                                            44,141,386         48,287,244
     Loans (net of allowance for loan losses of $1,359,900
       and $1,287,496)                                                                118,745,043         99,913,716
     Accrued interest receivable                                                        1,538,163          1,516,677
     Premises and equipment                                                             4,295,194          4,501,659
     Federal Home Loan Bank stock                                                       2,614,885          1,544,800
     Other assets                                                                       1,794,646            798,957
                                                                                 -----------------  -----------------

             TOTAL ASSETS                                                      $      268,640,341  $     244,252,670
                                                                                 =================  =================

LIABILITIES
     Deposits                                                                  $      189,344,552  $     181,112,564
     Advances from Federal Home Loan Bank                                              50,294,800         30,894,800
     Other borrowings                                                                     120,039          1,387,618
     Accrued interest payable and other liabilities                                     2,129,613          1,673,579
                                                                                 -----------------  -----------------

             TOTAL LIABILITIES                                                        241,889,004        215,068,561
                                                                                 -----------------  -----------------

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 2,000,000 shares
       authorized; none issued and outstanding                                                  -                  -
     Common stock, par value $.10 per share; 8,000,000
       shares authorized; 2,760,000 issued                                                276,000            276,000
     Additional paid-in capital                                                        10,541,960         10,588,940
     Retained earnings - substantially restricted                                      19,496,887         18,489,177
     Accumulated other comprehensive income (loss)                                       (914,110)         1,088,415
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                           (1,066,503)        (1,215,723)
     Unallocated shares held by Restricted Stock Plan (RSP)                              (314,295)           (42,700)
     Treasury stock, at cost (124,000 shares)                                          (1,268,602)                 -
                                                                                 -----------------  -----------------

             TOTAL STOCKHOLDERS' EQUITY                                                26,751,337         29,184,109
                                                                                 -----------------  -----------------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $      268,640,341  $     244,252,670
                                                                                 =================  =================

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                   1999                1998               1997
                                                             ------------------  -----------------  -----------------
INTEREST INCOME
      Loans                                                  $       8,926,063    $     8,377,792   $      8,307,944
      Investment securities:
          Taxable                                                    1,905,686          1,348,081            978,151
          Exempt from federal income tax                               972,907            991,341          1,252,465
      Mortgage-backed securities                                     5,513,483          5,098,561          4,165,100
      Interest-bearing deposits with other institutions                192,749            295,675            245,884
                                                             ------------------  -----------------  -----------------
               Total interest income                                17,510,888         16,111,450         14,949,544
                                                             ------------------  -----------------  -----------------
INTEREST EXPENSE
      Deposits                                                       6,988,338          7,263,761          7,471,775
      Advances from Federal Home Loan Bank                           2,239,940          1,144,625            348,454
      Other borrowings                                                  55,411            114,173             36,452
                                                             ------------------  -----------------  -----------------
               Total interest expense                                9,283,689          8,522,559          7,856,681
                                                             ------------------  -----------------  -----------------
               Net interest income                                   8,227,199          7,588,891          7,092,863

PROVISION FOR LOAN LOSSES                                              410,000            365,000            555,000
                                                             ------------------  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                    7,817,199          7,223,891          6,537,863
                                                             ------------------  -----------------  -----------------
NONINTEREST INCOME
      Service charges on deposit accounts                              453,497            460,788            546,669
      Investment securities gains, net                                  19,095            116,858            131,931
      Gain on sale of loans, net                                             -             27,765             11,250
      Rental income, net                                                92,402             89,898             85,416
      Other income                                                     199,064            218,700            162,171
                                                             ------------------  -----------------  -----------------
               Total noninterest income                                764,058            914,009            937,437
                                                             ------------------  -----------------  -----------------
NONINTEREST EXPENSE
      Compensation and employee benefits                             3,241,692          3,372,162          2,881,255
      Occupancy and equipment costs                                  1,129,482          1,039,833            838,664
      Deposit insurance premium                                        106,263            105,362            112,453
      Data processing costs                                            297,990            368,847            319,747
      Other expenses                                                 1,318,338          1,358,312          1,535,350
                                                             ------------------  -----------------  -----------------
               Total noninterest expense                             6,093,765          6,244,516          5,687,469
                                                             ------------------  -----------------  -----------------
Income before income taxes                                           2,487,492          1,893,384          1,787,831
Income taxes                                                           629,602            391,759            150,316
                                                             ------------------  -----------------  -----------------
               NET INCOME                                    $       1,857,890   $      1,501,625  $       1,637,515
                                                             ==================  =================  =================
EARNINGS PER SHARE
  (Since inception July 10, 1997)
      Basic                                                  $            0.71   $           0.56  $            0.33
      Diluted                                                             0.71               0.56                N/A

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP,INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                            Accumu
                                                           lated
                                                 Retained  Other       Unallo-
                                                 Earnings  Compre-      cated        Unallocated                            Compre-
                                   Additional    Substan-  hensive     Shares        Shares                      Total      hensive
                         Common     Paid-in      tially    Income      Held by       Held by     Treasury     Stockholders' Income
                         Stock      Capital     Restricted (Loss)      ESOP           RSP         Stock         Equity      (Loss)
                       --------  -----------  ------------ --------  -----------   -----------  ------------ -----------    --------
Balance,
  December 31, 1996    $     -   $         -  $16,090,580 $  554,087  $        -   $         -   $         - $16,644,667
Net income                                      1,637,515                                                      1,637,515 $1,637,515
Other comprehensive
income:
  Unrealized gain on
    available for sale
    securities, net of
    tax of $208,949                                          405,606                                             405,606    405,606
                                                                                                                         ----------
Comprehensive income                                                                                                     $2,043,121
                                                                                                                         ==========
Sale of common stock   276,000    11,551,733                                                                  11,827,733
Capitalization of
  PHS Bancorp, M.H.C.             (1,000,000)                                                                 (1,000,000)
Common shares acquired
  by ESOP                                                             (1,043,625)                             (1,043,625)
ESOP shares released                   8,530                             128,512                                 137,042
                       --------  -----------  -----------   -------- -----------   -----------  ------------ -----------
Balance,
  December 31, 1997     276,000   10,560,263   17,728,095    959,693    (915,113)            -             -  28,608,938
Net income                                      1,501,625                                                      1,501,625 $1,501,625
Other comprehensive
income:
  Unrealized gain on
    available for sale
    securities, net of
    tax of $66,311                                           128,722                                             128,722    128,722
                                                                                                                         ----------
Comprehensive income                                                                                                     $1,630,347
                                                                                                                         ==========
Cash dividends declared
  ($.26 per share)                               (695,792)                                                      (695,792)
Common stock acquired
  by ESOP                                                               (448,512)                               (448,512)
ESOP shares released                  18,941                             147,902                                 166,843
Common stock acquired
  by RSP                                          (44,751)                            (171,212)                 (215,963)
RSP shares released                    9,736                                           128,512                   138,248
                       --------  -----------  -----------   -------- -----------   -----------  ------------ -----------
Balance,
  December 31, 1998     276,000   10,588,940   18,489,177  1,088,415  (1,215,723)      (42,700)            -  29,184,109
Net income                                      1,857,890                                                      1,857,890 $1,857,890
Other comprehensive
loss:
  Unrealized loss on
    available for sale
    securities, net
    of tax benefit
    of $1,031,604                                         (2,002,525)                                         (2,002,525)(2,002,525)
                                                                                                                         ----------
Comprehensive loss                                                                                                       $ (144,635)
                                                                                                                         ==========
Cash dividends declared
  ($.30 per share)                               (743,785)                                                      (743,785)
ESOP shares released                 (46,980)                            149,220                                 102,240
Treasury stock
  purchased, at cost                                                                              (1,268,602) (1,268,602)
Common stock
  acquired by RSP                                (106,395)                            (400,107)                 (506,502)
RSP shares released                                                                    128,512                   128,512
                      --------   -----------  -----------   -------- -----------   ------------ ------------- -----------
Balance,
 December 31, 1999    $276,000   $10,541,960  $19,496,887   (914,110)$(1,066,503)  $  (314,295)  $(1,268,602)$26,751,337
                      ========   ===========  ===========   ======== ===========   ===========  ============ ============

                                                                                             1999          1998         1997
                                                                                         ------------  ------------ ------------
Components of comprehensive income (loss):
  Change in net unrealized gain (loss) on investments held for sale                     $ (1,989,922) $    205,848  $   492,680
  Realized gains included in net income, net of tax of $6,492, $39,732, and $44,857          (12,603)      (77,126)     (87,074)
                                                                                         ------------  ------------ ------------
Total                                                                                    $(2,002,525)  $   128,722  $   405,606
                                                                                         ============  ============ ============

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 Year Ended December 31,
                                                                       1999              1998             1997
                                                                  ----------------  ---------------  ----------------
OPERATING ACTIVITIES
Net income                                                      $       1,857,890  $     1,501,625  $      1,637,515
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Provision for loan losses                                            410,000          365,000           555,000
     Provision for depreciation                                           518,874          502,955           329,039
     Amortization of discounts, premiums,
       and loan origination fees                                          865,746        1,022,329         1,040,439
     Investment securities gains, net                                     (19,095)        (116,858)         (131,931)
     Gain on sale on loans, net                                                 -          (27,765)          (11,250)
     Increase in loans held for sale                                       48,080        1,073,254             3,183
     Decrease (increase) in accrued interest receivable                   (21,486)        (123,278)           69,963
     Increase (decrease) in accrued interest payable                      208,050           46,377           (46,591)
     Amortization of ESOP unearned compensation                           102,240          166,843           137,042
     Amortization of RSP unearned compensation                            128,512          138,248                 -
     Other, net                                                            15,846         (315,884)            4,383
                                                                  ----------------  ---------------  ----------------
              Net cash provided by operating activities                 4,114,657        4,232,846         3,586,792
                                                                  ----------------  ---------------  ----------------

INVESTING ACTIVITIES
     Investment and mortgage-backed securites
       available for sale:
        Proceeds from sales                                             2,142,314        2,259,493         6,617,750
        Proceeds from maturities and principal repayments              11,514,770        8,009,594         6,291,492
        Purchases                                                     (23,578,542)     (13,617,911)      (14,081,142)
     Investment and mortgage-backed securities
       held to maturity:
        Proceeds from maturities and principal repayments              33,467,106       18,718,865        10,983,348
        Purchases                                                     (26,634,757)     (35,098,662)      (19,452,555)
     Increase in loans, net                                           (20,320,123)      (2,485,946)       (5,716,736)
     Proceeds from sales of repossessed assets                            312,962          306,784           671,650
     Purchase of premises and equipment                                  (312,409)        (542,980)       (1,819,879)
     Purchase of Federal Home Loan Bank stock                          (1,070,085)        (525,300)          (47,400)
                                                                  ----------------  ---------------  ----------------
              Net cash used for investing activities                  (24,478,764)     (22,976,063)      (16,553,472)
                                                                  ----------------  ---------------  ----------------

FINANCING ACTIVITIES
     Increase (decrease) in deposits, net                               8,231,988        6,826,415        (1,638,896)
     Proceeds from advances from Federal Home Loan Bank                19,400,000       20,377,800         4,017,000
     Repayment of advances from Federal Home Loan Bank                          -       (1,600,000)                -
     Proceeds from other borrowings                                             -          271,853         1,115,765
     Repayment of other borrowings                                     (1,267,579)               -                 -
     Common stock acquired by ESOP                                              -         (448,512)       (1,043,625)
     Common stock acquired by RSP                                        (506,502)        (215,963)                -
     Cash dividends paid                                                 (743,785)        (695,792)                -
     Purchase of treasury stock                                        (1,268,602)               -                 -
     Proceeds from sale of common stock                                         -                -        11,827,733
     Capitalization of PHS Bancorp, M.H.C.                                      -                -        (1,000,000)
                                                                  ----------------  ---------------  ----------------
              Net cash provided by financing activities                23,845,520       24,515,801        13,277,977
                                                                  ----------------  ---------------  ----------------
              Increase in cash and cash equivalents                     3,481,413        5,772,584           311,297

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                    11,468,820        5,696,236         5,384,939
                                                                  ----------------  ---------------  ----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $    14,950,233   $   11,468,820   $     5,696,236
                                                                  ================  ===============  ================

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

PHS Bancorp, Inc. (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from investment and mortgage-backed securities, mortgage, commercial, and consumer loan portfolios as well as a variety of deposit services provided to Bank customers through nine locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include the accounts of the Bank and its wholly-owned subsidiary, HOMECO. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statement is carried at the parent company's equity in the underlying assets of the Bank.

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

Investment and Mortgage-backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities, acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

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

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options, warrants, and convertible securities are adjusted for in the denominator.

Earnings per share computations for 1997 are based on net income since inception, July 10, 1997, amounting to $884,176.

Employee Benefit Plans
----------------------

The Bank sponsors a trusteed, deferred benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under this plan.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income (loss) as part of the Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 1999, 1998, and 1997, the Company made cash payments for interest of $9,075,639, $8,476,182, and $7,903,272, respectively. The Company also made cash payments for income taxes of $334,500, $358,000, and $198,100, respectively, during these same periods.

Pending Accounting Pronouncements
---------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended for in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equity.

2.  EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                 1999        1998        1997
                                              -----------  ----------  ---------

Weighted-average common shares
     outstanding                               2,760,000   2,760,000   2,760,000

Average treasury stock shares                   (43,705)           -           -

Average unearned ESOP and RSP shares           (104,629)    (73,463)    (81,000)
                                              -----------  ----------  ---------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share        2,611,666   2,686,537   2,679,000

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                        -      12,560           -
                                              -----------  ----------  ---------
Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share   2,611,666   2,699,097   2,679,000
                                              ===========  ==========  =========

3.  INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
U.S. Treasury securities                 $      4,994,727   $            678    $        (36,335)  $       4,959,070
U.S. Government agencies
  securities                                    6,000,000                  -                   -           6,000,000
Obligations of state and
  political subdivisions                       16,809,617            203,633            (436,079)         16,577,171
Real estate mortgage
  investment conduits                              58,443                213                   -              58,656
                                         -----------------  -----------------   -----------------  -----------------

           Total                         $     27,862,787   $        204,524    $      (472,414)   $      27,594,897
                                         =================  =================   =================  =================


                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
U.S. Treasury securities                 $      8,991,872   $        140,278    $              -   $      9,132,150
Obligations of state and
  political subdivisions                       15,235,785            727,594                             15,963,379
                                                                                               -
Real estate mortgage
  investment conduits                             101,619                146                   -            101,765
                                         -----------------  -----------------   -----------------  -----------------

           Total                         $     24,329,276   $        868,018    $              -   $     25,197,294
                                         =================  =================   =================  =================

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
U.S. Government agency
  securities                             $     12,553,752   $        128,493    $      (235,416)   $     12,446,829
Obligations of states and
  political subdivisions                        2,986,114                              (181,926)          2,821,805
                                                                      17,617
                                         -----------------  -----------------   -----------------  -----------------

           Total                         $     15,539,866   $        146,110    $      (417,342)   $     15,268,634
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
U.S. Government agency
  securities                             $     13,927,031   $        393,549    $              -   $     14,320,580
Obligations of states and
  political subdivisions                        1,237,521                                                 1,280,177
                                                                      42,656                   -
Corporate obligations                           2,981,110                  -                   -          2,981,110
                                         -----------------  -----------------   -----------------  -----------------

           Total                         $     18,145,662   $        436,205    $              -   $     18,581,867
                                         =================  =================   =================  =================

The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------
Due in one year or less                  $      5,678,322   $      5,711,375    $              -   $              -
Due after one year through
  five years                                    4,677,097          4,732,779           8,600,000          8,364,584
Due after five years through
  ten years                                     7,897,085          7,932,078           1,629,475          1,638,833
Due after ten years                             9,610,283          9,218,665           5,310,391          5,265,217
                                         -----------------  -----------------   -----------------  -----------------

      Total                              $     27,862,787   $     27,594,897    $     15,539,866   $     15,268,634
                                         =================  =================   =================  =================

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------

     Proceeds from sales                                    $      2,142,314    $      2,259,493   $      6,617,750
     Gross gains                                                      21,088             116,858           243,484
     Gross losses                                                      1,993                   -           111,553

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
Government National Mortgage
  Association securities                 $     38,524,820   $        114,723    $    (1,232,306)   $     37,407,237
Federal Home Loan Mortgage
  Corporation securities                           18,333                470                (12)             18,791
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     38,543,153   $        115,193    $    (1,232,318)   $     37,426,028
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Available for Sale
Government National Mortgage
   Association securities                $     32,068,134   $        785,420    $        (5,608)   $     32,847,946
Federal Home Loan Mortgage
   Corporation securities
                                                   28,610              1,285                   -             29,895
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     32,096,744   $        786,705    $        (5,608)   $     32,877,841
                                         =================  =================   =================  =================

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     37,623,016   $          1,710    $    (1,902,028)   $     35,722,698
Federal Home Loan Mortgage
   Corporation securities                       3,020,242             25,370             (7,321)          3,038,291
Federal National Mortgage
   Association securities                       3,498,128             18,994            (14,406)          3,502,716
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     44,141,386   $         46,074    $    (1,923,755)   $     42,263,705
                                         =================  =================   =================  =================

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     37,495,485   $        316,725    $       (42,889)   $     37,769,321
Federal Home Loan Mortgage
   Corporation securities                       5,576,332            142,611                  -           5,718,943
Federal National Mortgage
   Association securities                       5,215,427             70,430             (6,510)          5,279,347
                                         -----------------  -----------------   -----------------  -----------------
            Total                        $     48,287,244   $        529,766    $       (49,399)   $     48,767,611
                                         =================  =================   =================  =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market            Amortized            Market
                                               Cost              Value                Cost              Value
                                         -----------------  -----------------   -----------------  -----------------
Due in one year or less                  $              -   $              -    $                  $              -
Due after one year through
  five years                                       23,026             23,257                   -                  -
Due after five years through
  ten years                                     2,423,595          2,458,765                   -                  -
Due after ten years                            36,096,532         34,944,006          44,141,386         42,263,705
                                         -----------------  -----------------   -----------------  -----------------
      Total                              $     38,543,153   $     37,426,028    $     44,141,386   $     42,263,705
                                         =================  =================   =================  =================

5.  LOANS

Loans consist of the following:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Mortgage loans:
        Residential                                                             $     53,183,648   $     49,084,140
        Multi-family units                                                               388,317            554,241
        Construction                                                                   1,613,995            325,823
        Commercial real estate                                                           540,695            940,708
                                                                                -----------------  -----------------
                                                                                      55,726,655         50,904,912
                                                                                -----------------  -----------------
     Commercial loans                                                                  4,728,297          3,617,244
                                                                                -----------------  -----------------
     Consumer:
        Consumer credit line                                                           5,547,534          5,288,136
        Automobile                                                                    48,025,794         36,617,849
        Other                                                                          5,161,230          3,990,246
                                                                                -----------------  -----------------
                                                                                      58,734,558         45,896,231
                                                                                -----------------  -----------------
     Less:
       Loans in process                                                                  707,469            219,313
       Deferred loan costs, net                                                       (1,622,902)        (1,002,138)
       Allowance for loan losses                                                       1,359,900          1,287,496
                                                                                -----------------  -----------------
                                                                                         444,467            504,671
                                                                                -----------------  -----------------
            Total                                                               $    118,745,043   $     99,913,716
                                                                                =================  =================

Total nonaccrual loans and the related interest for the years ended December 31, are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------
     Principal outstanding                                  $        424,244    $        391,503 $          805,334
     Contractual interest due                                         54,285              47,158             84,913
     Interest income recognized                                       29,522              28,562             50,069

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------
     Balance, January 1,                                    $      1,287,496    $      1,394,084   $      1,433,776
         Add:
            Provisions charged to operations                         410,000             365,000            555,000
            Loan recoveries                                           50,941              54,993             57,390
         Less loans charged off                                      388,537             526,581            652,082
                                                            -----------------   -----------------  -----------------
     Balance, December 31,                                  $      1,359,900    $      1,287,496   $      1,394,084
                                                            =================   =================  =================

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence Counties. These loans have been granted in compliance with regulatory guidelines relating to collateral requirements and credit policies. Although the Company has a diversified loan portfolio at December 31, 1999 and 1998, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Interest-bearing deposits with other institutions                          $         37,261   $         24,267
     Investment securities                                                               503,855            506,975
     Mortgage-backed securities                                                          495,337            486,528
     Loans                                                                               501,710            498,907
                                                                                -----------------  -----------------
            Total                                                               $      1,538,163   $      1,516,677
                                                                                =================  =================

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Land                                                                       $        515,726   $        515,726
     Office buildings                                                                  4,227,265          4,034,469
     Furniture, fixtures, and equipment                                                2,910,239          2,790,626
     Leasehold improvements                                                              405,798            405,798
                                                                                -----------------  -----------------
                                                                                       8,059,028          7,746,619
     Less accumulated depreciation and amortization                                    3,763,834          3,244,960
                                                                                -----------------  -----------------
            Total                                                               $      4,295,194   $      4,501,659
                                                                                =================  =================

Depreciation expense for the years ended December 31, 1999, 1998, and 1997 was $518,874, $502,955, and $329,039, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                                      1999                                     1998
                                      -------------------------------------     ------------------------------------
                                                            Percent of                                Percent of
                                           Amount            Portfolio               Amount           Portfolio
                                      -----------------  ------------------     -----------------  -----------------
DDA and NOW accounts                  $     26,934,968                14.2 %    $     25,853,525               14.3 %
Money market
  demand accounts                           27,499,163                14.6            25,130,858               13.9
Savings accounts                            28,006,240                14.8            27,601,326               15.2
                                      -----------------  ------------------     -----------------  -----------------
                                            82,440,371                43.6            78,585,709               43.4
                                      -----------------  ------------------     -----------------  -----------------
Time certificates of deposit:

     2.01%  -  4.00%                         7,652,299                 4.0             6,056,411                3.3
     4.01%  -  6.00%                        81,270,806                42.9            79,039,874               43.7
     6.01%  -  8.00%                        17,981,076                 9.5            17,430,570                9.6
                                      -----------------  ------------------     -----------------  -----------------
                                           106,904,181                56.4           102,526,855               56.6
                                      -----------------  ------------------     -----------------  -----------------
            Total                     $    189,344,552               100.0 %    $    181,112,564              100.0 %
                                      =================  ==================     =================  =================

8.  DEPOSITS

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $9,798,141 and $9,153,519 at December 31, 1999 and 1998, respectively, with maturities at December 31, 1999 as follows:

     Within three months                                                                           $      1,206,531
     Beyond three but within six months                                                                   1,069,758
     Beyond six but within twelve months                                                                  1,827,791
     Beyond one year                                                                                      5,694,061
                                                                                                   -----------------

            Total                                                                                  $      9,798,141
                                                                                                   =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------

Savings accounts                                            $        563,778    $        636,965   $        769,805
NOW and money market deposit accounts                              1,104,444             954,283            752,198
Time certificates of deposit                                       5,320,116           5,672,513          5,949,772
                                                            -----------------   -----------------  -----------------
            Total                                           $      6,988,338    $      7,263,761   $      7,471,775
                                                            =================   =================  =================

9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Balance at year-end                                                        $     50,294,800   $     30,894,800
     Average  balance outstanding                                                     39,829,047         19,434,945
     Maximum month-end balance                                                        50,294,800         30,894,800
     Weighted-average rate at year-end                                                     5.62%              5.59%
     Weighted-average rate during the year                                                 5.62%              5.89%


The scheduled maturities of advances outstanding are as follows:

                                                      1999                                     1998
                                      -------------------------------------     ------------------------------------
              Year Ending                                    Weighted-                                Weighted -
              December 31,                 Amount          average Rate              Amount          average Rate
     -------------------------------  -----------------  ------------------     -----------------  -----------------
                  1999                $              -                   - %    $      2,600,000               5.98 %
                  2000                      21,600,000                5.84             4,600,000               5.90
                  2001                       2,000,000                5.77             2,000,000               5.77
                  2002                       3,317,000                5.99             3,317,000               5.99
          2003 and thereafter               23,377,800                5.36            18,377,800               5.37
                                      -----------------                         -----------------
                 Total                $     50,294,800                5.62 %    $     30,894,800               5.59 %
                                      =================                         =================

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 1999, the Bank's maximum borrowing capacity with the FHLB was approximately $135 million.

10. OTHER BORROWINGS

Other borrowings at December 31, 1999 includes a loan to finance an equipment lease for $120,039. At December 31, 1998, other borrowings is comprised of the loan to finance an equipment lease for $162,624, as well as, a loan for the ESOP for $1,224,994. The loan for the ESOP was repaid during 1999 by a loan from the Company to the ESOP trust. Terms for the equipment loan call for a five-year term at a rate of 4.90 percent with equal monthly payments.

11. INCOME TAXES

The provision for income taxes for the years ended December 31, consists of:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------
Currently payable:
     Federal                                                $        479,198    $        310,802 $          199,605
     State                                                            89,226              67,568             88,663
                                                            -----------------   -----------------  -----------------
                                                                     568,424             378,370            288,268
Deferred                                                              61,178              13,389           (137,952)
                                                            -----------------   -----------------  -----------------
            Total                                           $        629,602    $        391,759 $          150,316
                                                            =================   =================  =================

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31, are as follows:

                                                                                      1999               1998
                                                                                -----------------  -----------------
Deferred tax assets:
     Allowance for loan losses                                                  $        462,366   $        437,749
     Net unrealized loss on securities                                                   470,905                  -
     Premises and equipment                                                                3,713             30,498
     Accrued employee benefits                                                           266,418            228,870
     Alternative minimum tax credit                                                      205,817            293,367
     Other                                                                                17,225             26,233
                                                                                -----------------  -----------------
         Total gross deferred tax assets                                               1,426,444          1,016,717
                                                                                -----------------  -----------------
Deferred tax liabilities:
     Net unrealized gain on securities                                                         -            560,699
                                                                                -----------------  -----------------
         Total gross deferred tax liabilities                                                  -            560,699
                                                                                -----------------  -----------------
         Net deferred tax assets                                                $      1,426,444   $        456,018
                                                                                =================  =================

No valuation allowance was established at December 31, 1999 and 1998 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                            1999                           1998                           1997
                                  --------------------------     --------------------------     -------------------------
                                                    % of                           % of                          % of
                                                  Pre-tax                        Pre-tax                        Pre-tax
                                     Amount        Income           Amount        Income           Amount       Income
                                  -------------  -----------     -------------  -----------     -------------  ----------

Provision at statutory rate       $    845,747         34.0 %    $    643,751         34.0 %    $    607,863        34.0  %
State income tax expense,
  net of federal tax benefit            58,889          2.4            44,595          2.4            58,518         3.3
Tax-exempt interest                   (342,447)       (13.8)         (335,448)       (17.7)         (427,556)      (23.9)
Other, net                              67,413          2.7            38,861          2.0           (88,509)       (5.0)
                                  -------------  -----------     -------------  -----------     -------------  ----------
Actual expense and
  effective rate                  $    629,602         25.3 %    $    391,759         20.7 %    $    150,316        8.4  %
                                  =============  ===========     =============  ===========     =============  ==========

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments.

12.   EMPLOYEE BENEFITS

Pension Plan
------------

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible Bank employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Plan assets at fair value, beginning of year                               $      3,328,834   $      2,988,963
     Actual return on plan assets                                                        228,319            211,831
     Employer contribution                                                               168,061            200,732
     Benefits paid                                                                       (83,787)           (72,692)
                                                                                -----------------  -----------------
     Plan assets at fair value, end of year                                            3,641,427          3,328,834
                                                                                -----------------  -----------------
     Benefit obligation, beginning of year                                             3,915,765          3,422,049
     Service cost                                                                        197,002            181,425
     Interest cost                                                                       264,483            249,500
     Amendments                                                                         (414,221)           135,483
     Benefits paid                                                                       (83,787)           (72,692)
                                                                                -----------------  -----------------
     Benefit obligation, end of year                                                   3,879,242          3,915,765
                                                                                -----------------  -----------------
     Funded status                                                                      (237,815)          (586,931)
     Transition adjustment                                                              (200,815)          (221,629)
     Unrecognized net loss from past experience
       different from that assumed                                                       250,939            645,435
                                                                                -----------------  -----------------
     Accrued pension liability                                                  $       (187,691)  $       (163,125)
                                                                                =================  =================

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 1999.

Assumptions used in determining net periodic pension cost are as follows:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------
     Discount rate                                                     7.00%               6.50%              7.00%
     Expected return on plan assets                                    8.00%               8.00%              8.00%
     Rate of compensation increase                                     5.00%               5.00%              5.00%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                                  1999                1998               1997
                                                            -----------------   -----------------  -----------------
     Service cost of the current period                     $        197,002    $        181,425   $        136,776
     Interest cost on projected benefit obligation                   264,483             249,500            200,998
     Actual return on plan assets                                   (228,319)           (211,831)          (200,430)
     Net amortization and deferral                                   (40,539)            (36,262)           (36,876)
                                                            -----------------   -----------------  -----------------
     Net periodic pension cost                              $        192,627    $        182,832   $        100,468
                                                            =================   =================  =================

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed twenty or more years of service. The plan was amended on November 6, 1996, to provide post-retirement payments to members who have completed fifteen or more years of service. Expenses for the years ended December 31, 1999, 1998, and 1997 amounted to $81,429, $75,699, and
$57,000, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 1999, 1998, and 1997, amounted to $31,215, $34,400, and $12,100, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a profit sharing plan covering all employees. Contributions to the plan are made annually at the discretion of the Board of Directors. Contributions for the years ended December 31, 1999, 1998 and 1997, amounted to $69,739, $67,052, and $61,556, respectively.

Stock Option Plan
-----------------

On October 22, 1998, the Board of Directors approved and stockholders ratified the formation of a stock option plan. The plan will provide for granting incentive stock options and nonstatutory stock options for executive officers and non-employee directors of the Company. A total of 124,200 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

On October 22, 1998, non-statutory stock options for non-employee directors were granted for the purchase of 37,260 shares. The recipients of these stock options vest over a four-year period of time. Also, incentive stock options for officers and employees were granted for the purchase of 86,940 shares. The recipients of these stock options vest over a four or five-year period of time.

The following table presents share data related to the outstanding options:

                                                               Weighted-                              Weighted-
                                                                average                                average
                                                                Exercise                               Exercise
                                               1999              Price                1998              Price
                                         -----------------  -----------------   -----------------  -----------------

     Outstanding, beginning                       124,200   $          11.81                   -   $              -
       Granted                                          -                  -             124,200              11.81
       Exercised                                        -                  -                   -                  -
       Forfeited                                        -                  -                   -                  -
                                         -----------------                      -----------------

     Outstanding, ending                          124,200   $          11.81             124,200   $          11.81
                                         =================                      =================

     Exercisable at year-end                       55,890                                 27,945
                                         =================                      =================

The following table summarizes the characteristics of stock options at December 31, 1999:

                                                Outstanding                                   Exercisable
                               -----------------------------------------------      --------------------------------
                                                                    Average                               Average
                                                    Average        Exercise                              Exercise
     Exercise price                Shares            Life            Price              Shares             Price
     ----------------------    ---------------    ------------    ------------      ----------------    ------------

         $ 11.81                   124,200            8.17         $ 11.81              55,890           $ 11.81

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. No options were granted in 1999.

-----------------

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share for the year ended December 31, would have been as follows:

                                                                                         1999              1998
                                                                                  ----------------  ----------------
Net income applicble to common stock:
     As reported                                                                  $     1,857,890 $       1,501,625
     Pro forma                                                                          1,768,978         1,323,801
Basic net income per common share:
     As reported                                                                  $          0.71 $            0.56
     Pro forma                                                                               0.68              0.49
Diluted net income per common share
     As reported                                                                  $          0.71 $            0.56
     Pro forma                                                                               0.68              0.49

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 96,000 shares of common stock since the date of conversion with proceeds from a loan from an independent third party. During 1999, the Company paid off the loan to the third party and internally financed the remaining loan balance. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan bears interest at 8.00 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $102,240, $167,543, and $137,042 for the years ended December 31, 1999, 1998, and 1997, respectively.

The following table presents the components of the ESOP shares:

                                                                                      1999               1998
                                                                                -----------------  -----------------
     Allocated shares                                                                     18,540              8,940

     Shares released for allocation                                                        9,600              9,600

     Unreleased shares                                                                    67,860             77,460
                                                                                -----------------  -----------------
     Total ESOP shares                                                                    96,000             96,000
                                                                                =================  =================
     Fair value of unreleased shares                                            $        559,845   $      1,094,123
                                                                                =================  =================



Restricted Stock Plan ("RSP")
-----------------------------

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

In 1999 and 1998, the Trust purchased, with funds contributed by the Bank, 34,792 and 14,888 shares of the common stock of the Company, respectively, of which 3,726 shares were issued to directors, and 7,449 shares were issued to officers in both 1999 and 1998. As of December 31, 1999 and 1998, 27,330 and 3,713 shares remained unissued, respectively. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 49,680 shares of common stock on October 22, 1998, of which 11,175 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning October 22, 1999. A total of 11,175 shares were vested as of December 31, 1998. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity.

Net compensation expense attributable to the RSPs amounted to $128,512 for the years ended December 31, 1999 and 1998.

13. COMMITMENTS

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees, and letters of credit, which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31, are as follows:

                                                                                      1999               1998
                                                                                -----------------  -----------------

     Fixed rate commitments                                                     $     12,442,414   $     13,791,721
     Variable rate commitments                                                         6,233,398          6,135,362
                                                                                -----------------  -----------------

          Total                                                                 $     18,675,812   $     19,927,083
                                                                                =================  =================

The range of interest rate residential mortgage loan commitments was 7.625 percent to 8.00 percent at December 31, 1999, and 6.125 percent to 7.125 percent at December 31, 1998.

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

14. REGULATORY MATTERS

Loans
-----

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to ten percent of the Bank's common stock and capital surplus.

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 1999 surplus funds of $10,588,940 were not available for dividends.

15. REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 1999 and 1998, the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital
ratios  must  be  at  least  ten  percent,   six  percent,   and  five  percent,
respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                       1999                                     1998
                                       -------------------------------------     ------------------------------------
                                            Amount              Ratio                 Amount             Ratio
                                       -----------------   -----------------     -----------------  -----------------
Total Capital
  (to Risk-weighted Assets)
--------------------------

Actual                                 $     28,991,275               23.91 %    $     29,383,190              27.46 %
For Capital Adequacy Purposes                 9,698,726                8.00             8,266,640               8.00
To Be Well Capitalized                       12,123,407               10.00            10,358,300              10.00

Tier I Capital
  (to Risk-weighted Assets)
--------------------------

Actual                                 $     27,631,375               22.79 %    $     28,095,694              26.21 %
For Capital Adequacy Purposes                 4,849,363                4.00             4,143,320               4.00
To Be Well Capitalized                        7,274,044                6.00             6,214,980               6.00

Tier I Capital
  (to Average Assets)
--------------------------

Actual                                 $     27,631,375               10.34 %    $     28,095,694              11.31 %
For Capital Adequacy Purposes                10,684,884                4.00             9,606,960               4.00
To Be Well Capitalized                       13,356,106                5.00            12,008,700               5.00

Prior to the enactment of the Small Business Job Protection Act, the Company accumulated approximately $2,485,000 of retained earnings, which represent allocations of income to bad debt deductions for tax purposes only. Since there is no amount that represents the accumulated bad debt reserves subsequent to 1987, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

16. FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                        1999                                   1998
                                         ------------------------------------   ------------------------------------
                                             Carrying             Fair              Carrying             Fair
                                              Value              Value               Value              Value
                                         -----------------  -----------------   -----------------  -----------------
Financial assets:
  Cash and amounts due
    from other institutions              $      3,533,452    $     3,533,452    $      2,136,601   $      2,136,601
  Interest-bearing deposits
    with other institutions                    11,416,781         11,416,781           9,332,219          9,332,219
  Investment securities:
    Available for sale                         27,594,897         27,594,897          25,197,294         25,197,294
    Held to maturity                           15,539,866         15,268,634          18,145,662         18,581,867
  Mortgage-backed securities:
    Available for sale                         37,426,028         37,426,028          32,877,841         32,877,841
    Held to maturity                           44,141,386         42,263,705          48,287,244         48,767,611
  Loans, net                                  118,745,043        114,749,043          99,913,716        101,427,098
  Federal Home Loan Bank stock                  2,614,885          2,614,885           1,544,800          1,544,800
  Accrued interest receivable                   1,538,163          1,538,163           1,516,677          1,516,677
                                         -----------------  -----------------   -----------------  -----------------
       Total                             $    262,550,501   $    256,405,588    $    238,952,054   $    241,382,008
                                         =================  =================   =================  =================

Financial liabilities:
  Deposits                               $    189,344,552   $    189,000,319    $    181,112,564   $    184,038,666
  Advances from Federal
    Home Loan Bank                             50,294,800         49,245,206          30,894,800         31,521,246
  Other borrowings                                120,039            120,039           1,387,618          1,415,754
  Advances from borrowers
    for taxes and insurance                       585,332            585,332             558,052            558,052
  Accrued interest payable                        497,798            497,798             289,748            289,748
                                         -----------------  -----------------   -----------------  -----------------

       Total                             $    240,842,521   $    239,448,694    $    214,242,782   $    217,823,466
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

If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Amounts Due from  Depository  Institutions,  Interest-bearing  Deposits
--------------------------------------------------------------------------------
with Other  Institutions,  Accrued  Interest  Receivable,  Advance  Payments  by
--------------------------------------------------------------------------------
Borrowers for Taxes and Insurance, and Accrued Interest Payable
---------------------------------------------------------------

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

Loans, Deposits, Advances from the FHLB, and Other Borrowings
-------------------------------------------------------------

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits, advances from the FHLB, and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 13.

17. CORPORATE REORGANIZATION AND STOCK ISSUANCE

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

On May 21, 1998, the Bank adopted an Agreement and Plan of Reorganization (the "Plan") whereby the Bank formed the Company, an intermediate stock holding company under Pennsylvania law. The Plan received stockholder approval as of October 22, 1998, and subsequently received all regulatory approvals. The reorganization was completed on November 9, 1998. Upon completion of the reorganization, the Bank became a wholly-owned subsidiary of the Company and the Company became a majority-owned subsidiary of the M.H.C. The common stock of the Company replaced the Bank's stock.

18.      PARENT COMPANY

The following are condensed financial statements for the parent company.

                                             CONDENSED BALANCE SHEET

                                                                             1999                     1998
                                                                    -----------------------   ---------------------

ASSETS
     Cash and due from banks                                        $              469,689    $            978,101
     Investment in subsidiary bank                                              25,512,528              28,240,812
     Loans receivable - ESOP                                                     1,060,930                       -
     Other assets                                                                   34,072                  52,326
                                                                    -----------------------   ---------------------
TOTAL ASSETS                                                        $           27,077,219    $         29,271,239
                                                                    =======================   =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                              $              325,882    $             87,130
     Stockholders' equity                                                       26,751,337              29,184,109
                                                                    -----------------------   ---------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $           27,077,219    $         29,271,239
                                                                    =======================   =====================

                                          CONDENSED STATEMENT OF INCOME

                                                                                               For the Period of
                                                                        For the Year            November 9, 1998
                                                                           Ending                      to
                                                                      December 31, 1999        December 31, 1998
                                                                    -----------------------   ---------------------
INCOME
      Dividends from subsidiary bank                                $            2,566,800    $                  -
      Interest income                                                               53,370                     287
                                                                    -----------------------   ---------------------
                                                                                 2,620,170                     287
EXPENSES                                                                            36,520                   1,914
                                                                    -----------------------   ---------------------

Income (loss) before equity in undistributed
  earnings of subsidiary                                                         2,583,650                  (1,627)

Equity in undistributed earnings of subsidiary
                                                                                  (725,760)                213,869
                                                                    -----------------------   ---------------------
NET INCOME                                                          $            1,857,890    $            212,242
                                                                    =======================   =====================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                               For the Period of
                                                                        For the Year            November 9, 1998
                                                                           Ending                      to
                                                                      December 31, 1999         December 31, 1998
                                                                    -----------------------   ---------------------
OPERATING ACTIVITIES
     Net income                                                     $            1,857,890    $            212,242
     Adjustments to reconcile net income to net cash
       provided  by  operating activities:
             Equity in undistributed earnings of subsidiary                        725,760                (213,869)
             Other, net                                                            385,517                  24,477
                                                                    -----------------------   ---------------------
                  Net cash provided by operating activities                      2,969,167                  22,850
                                                                    -----------------------   ---------------------
INVESTING ACTIVITIES
     Loan to ESOP, net                                                            (958,690)                      -
                                                                    -----------------------   ---------------------
FINANCING ACTIVITIES
     Common stock acquired by RSP                                                 (506,502)                (44,749)
      Cash dividends paid                                                         (743,785)                      -
      Purchase of treasury stock                                                (1,268,602)                      -
     Capitalization of the Company                                                       -               1,000,000
                                                                    -----------------------   ---------------------
     Net cash provided by (used for) financing activities                       (2,518,889)                955,251
                                                                    -----------------------   ---------------------

                  Increase (decrease) in cash                                     (508,412)                978,101

CASH AT BEGINNING OF PERIOD                                                        978,101                       -
                                                                    -----------------------   ---------------------
CASH AT END OF PERIOD                                               $              469,689    $            978,101
                                                                    =======================   =====================