Form 10KSB40, Exhibit 13
period 2000-12-31
PHS BANCORP INC
filed 2001-03-23
CIK 915742

EXHIBIT 13

                                                 PHS BANCORP, INC.
                                         SELECTED FINANCIAL AND OTHER DATA

Selected Financial Data
--------------------------------------------------------------------------------------------------------
At December 31,                                      2000        1999       1998       1997       1996
--------------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)

Assets ..........................................   $265,330   $268,640   $244,253   $217,735   $202,216
Loans ...........................................    129,017    118,745     99,914     99,691     95,773
Mortgage-backed securities held to maturity .....     38,780     44,141     48,287     40,234     31,138
Mortgage-backed securities available
  for sale ......................................     38,415     37,426     32,878     30,159     25,794
Investment securities held to maturity ..........     17,776     15,540     18,146     10,015     10,768
Investment securities available for sale ........     24,814     27,595     25,197     24,253     26,688
Interest-bearing deposits with other institutions      5,094     11,417      9,332      3,308      3,004
Federal Home Loan Bank stock ....................      2,615      2,615      1,545      1,020        972
Deposits ........................................    198,242    189,345    181,113    174,286    175,925
Other borrowings ................................         75        120      1,388      1,116       --
Advances from Federal Home Loan Bank ............     36,195     50,295     30,895     12,117      8,100
Stockholders' equity(1) .........................     28,850     26,751     29,184     28,609     16,645


Selected Consolidated Operating Data
--------------------------------------------------------------------------------------------------------
Year Ended December 31,                               2000       1999       1998       1997       1996
--------------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Interest income .................................     19,035   $ 17,511   $ 16,112   $ 14,950   $ 14,584
Interest expense ................................     10,448      9,284      8,523      7,857      7,882
                                                   ---------  ---------  ---------  ---------   --------
  Net interest income ...........................      8,587      8,227      7,589      7,093      6,702
Provision for loan losses .......................        555        410        365        555        455
                                                   ---------  ---------  ---------  ---------   --------
  Net interest income after provision
    for loan losses .............................      8,032      7,817      7,224      6,538      6,247
Total non-interest income .......................        854        764        914        937        781
Total non-interest expense ......................      6,000      6,094      6,245      5,687      6,638(2)
                                                   ---------  ---------  ---------  ---------   --------
Income before income taxes ......................      2,886      2,487      1,893      1,788        390
Income taxes ....................................        714        629        391        150       (319)
                                                   ---------  ---------  ---------  ---------   --------
  Net income ....................................   $  2,172   $  1,858   $  1,502   $  1,638   $    709
                                                    ========   ========   ========   ========   ========

                          (footnotes on following page)

Other Selected Data
---------------------------------------------------------------------------------------------------------------------
At or for the Year Ended December 31,             2000          1999           1998           1997          1996
---------------------------------------------------------------------------------------------------------------------
Return on average assets (net income
  divided by average total assets)..........          0.81%         0.73%          0.65%          0.79%       .35%(2)
Return on average equity (net income
  divided by average equity assets).........          7.95%         6.68%          5.24%          7.33%      4.37%(2)
Average equity to average assets ...........         10.22%        10.86%         12.50%         10.81%      8.06%
Net interest rate spread....................          3.14%         3.15%          3.21%          3.48%      3.50%
Per Share Information:
  Diluted earnings per shares(3)............          $0.86         $0.71          $0.56          $0.33        N/A
  Tangible book value per shares(3).........         $11.28        $10.15         $10.57         $10.37        N/A
Non-performing assets to total assets.......          0.25%         0.19%          0.22%          0.40%       .63%
Non-performing loans to total loans.........          0.51%         0.42%          0.52%          0.87%      1.33%
Allowance for loan losses to total loans....          1.12%         1.14%          1.28%          1.39%      1.49%

-------------
(1)  At  December  30,  1996,   represents   retained  earnings   (substantially
     restricted).
(2)  Includes a one-time  special  assessment of $1,106,000 to recapitalize  the
     SAIF.
(3) No shares of common stock were outstanding until July 10, 1997, therefore per share information for December 31, 1997 is based upon the period from July 10, 1997 to December 31, 1997, with weighted average shares outstanding of 2,705,880.

                                PHS BANCORP, INC.

Corporate Profile

         In November 1998, our wholly owned subsidiary, Peoples Home Savings Bank, completed its reorganization and formed us as their parent holding company. As part of the reorganization, Peoples Home Savings Bank's stockholders became our stockholders and PHS Bancorp, M.H.C., became our majority stockholder. PHS Bancorp, M.H.C. was formed as the bank's mutual holding company in 1997. PHS Bancorp, M.H.C. conducts no significant business or operations of its own.

         We currently conduct our business through Peoples Home Savings Bank with nine full service offices and an administrative office located throughout Beaver and Lawrence Counties, Pennsylvania. We offer a broad range of deposits and loan products to individuals, families and small businesses. At December 31, 2000, we had assets of $265.3 million, loans of $129.0 million, deposits of $198.2 million, and stockholder's equity of $28.9 million.

Stock Market Information

         The following table reflects the stock price as published by the Nasdaq National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 2000, the Company's common stock closed at $10.25.


                                                           DIVIDENDS
                                                            DECLARED
        QUARTER ENDED             HIGH         LOW         PER SHARE
        ---------------------- ----------  ----------      ---------
        December 31, 2000         11.00       10.25          $0.09
        September 30, 2000       11.375       8.375           0.09
        June 30, 2000              8.75       7.625           0.09
        March 31, 2000            8.625        7.25           0.09
        December 31, 1999        10.375       7.875          $0.07
        September 30, 1999        10.75       9.875           0.07
        June 30, 1999            11.375        9.00           0.07
        March 31, 1999           14.625       10.75           0.07

         The number of stockholders of record of common stock as of the record date on March 9, 2001, was approximately 606. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 9, 2001, there were 2,546,600 shares outstanding.

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

References to the Company refer collectively to the Company and the Bank unless the context indicates otherwise.

Financial Condition

Total assets at December 31, 2000 of $265.3 million represented a decrease of $3.3 million or 1.2% from December 31, 1999. Decreases in cash and interest-bearing deposits with other financial institutions of $8.4 million along with decreases in investment and mortgage-backed securities of $4.9 million were partially offset by increases in loans of $10.3 million.

Loans receivable at December 31, 2000, of $129.0 million represented an increase of 8.7% from $118.7 million at December 31, 1999. Mortgage, commercial and consumer loans increased by $4.8 million, $5.1 million and $1.0 million, respectively. The increases in mortgage and commercial loans were primarily due to increased loan demand for these types of loans due to the current interest rate environment. Additionally, the Bank acquired two large municipal loans totaling $3.5 to local municipalities which accounted for some of the growth in commercial loans.

Investment and mortgage-backed securities decreased $4.9 million to $119.8 million at December 31, 2000, from $124.7million at December 31, 1999. This decrease was the result of purchases of $10.9 million, sales of $1.3 million, maturities of $6.9 million, principal repayments of $9.7 million and an increase in the market value of securities available for sale of $2.1 million. The sales of securities, which were municipal securities, were made in consideration of income tax planning.

Total deposits at December 31, 2000, were $198.2 million, an increase of $8.9 million or 4.7% from $189.3 million at December 31, 1999. Total deposits increased $2.0 million net of interest credited of $6.9 million for the year ended December 31, 2000.

Advances from the Federal Home Loan Bank of Pittsburgh decreased $14.1 million to $36.2 million at December 31, 2000 from $50.3 million at December 31, 1999. This decrease was primarily the result of the repayment of short-term advances that were acquired to fund year 2000 liquidity at year end 1999.

Stockholders' equity increased $2.1 million for the year ended December 31, 2000. This increase was due to net income of $2.2 million along with an unrealized gain of $457,000 in the Company's securities available for sale portfolio at December 31, 2000 as compared to an unrealized loss of $914,000 at December 31, 1999, and decreases in unallocated RSP and ESOP shares of $129,000 and $149,000 respectively. These increases to stockholders' equity were partially offset by and cash dividends paid of $913,000 and an increase in treasury stock of $748,000. During the year ended December 31, 2000, the Company repurchased 78,750 shares of it's common stock at an average price of $9.49 per share.

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

                                                                              Year Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                          2000                           1999                       1998
                                               --------------------------   ---------------------------   --------------------------
                                               Average                      Average                       Average
                                               Balance  Interest   Yield    Balance   Interest  Yield     Balance  Interest   Yield
                                               -------  --------   -----    -------   --------  -----     -------  --------   -----
                                                                                (Dollars in Thousands)
ASSETS
Interest-earning assets:
 Loans(1).................................... $125,964  $10,206     8.10%  $111,050   $ 8,926    8.04%   $ 99,253  $ 8,378     8.44%
 Mortgage-backed securities..................   41,755    2,785     6.67     47,241     3,032    6.42      41,906    2,729     6.51
 Investment securities(2) (4)................   25,858    1,572     6.08     26,920     1,410    5.24      22,271    1,244     5.59
 Securities held for sale (4)................   65,843    4,988     7.58     63,156     4,644    7.35      58,339    4,272     7.32
                                              --------  -------            --------   -------            --------  -------
  Total interest-earning assets..............  259,420   19,551     7.54    248,367    18,012    7.25     221,769   16,623     7.50
                                                        -------                       -------                      -------
Noninterest-earning assets...................    7,887                        7,775                         7,576
                                              --------                     --------                      --------
  Total assets............................... $267,307                     $256,142                      $229,345
                                              ========                     ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3)................................. $ 29,710      576     1.94%  $ 29,649       564    1.90%   $ 29,863      637     2.13%
  NOW and money markets......................   57,161    1,352     2.37     54,295     1,105    2.04      45,876      954     2.08
  Time deposits..............................  109,158    6,109     5.60    101,986     5,320    5.22     102,289    5,673     5.55
  Advances from FHLB.........................   41,692    2,407     5.77     39,829     2,240    5.62      19,435    1,145     5.89
  Other borrowings...........................      100        5     5.00        738        55    7.45       1,457      114     7.82
                                              --------  -------            --------   -------            --------  -------
  Total interest-bearing liabilities........   237,821   10,449     4.39    226,497     9,284    4.10     198,920    8,523     4.28
                                                        -------                       -------                      -------
Non-interest bearing liabilities.............    2,176                        1,823                         1,747
                                              --------                     --------                      --------
 Total liabilities...........................  239,997                      228,320                       200,667
Stockholders' equity.........................   27,310                       27,822                        28,678
                                              --------                     --------                      --------
 Total liabilities and retained earnings..... $267,307                     $256,142                      $229,345
                                              ========                     ========                      ========
Net interest income, interest rate spread(4).           $ 9,102     3.14%             $ 8,728    3.15%             $ 8,100     3.21%
                                                        =======   ======              =======  ======               ======   ======
Net yield on interest-earning assets.........                       3.51%                        3.51%                         3.65%
                                                                  ======                       ======                        ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....                     109.08%                      109.66%                       111.49%
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

                                                              Year Ended December 31,
                                        --------------------------------------------------------------
                                                2000 vs. 1999                    1999 vs. 1998
                                        -----------------------------    -----------------------------
                                             Increase (Decrease)              Increase (Decrease)
                                                   Due to                           Due to
                                        -----------------------------    -----------------------------
                                         Volume     Rate        Net      Volume      Rate        Net
                                        -------    -------    -------    -------    -------    -------
                                                                 (In Thousands)
Interest income:
 Loans ..............................   $ 1,199    $    81    $ 1,280    $   996    $  (448)   $   548
 Mortgage-backed securities .........      (352)       105       (247)       347        (44)       303
 Investment securities (1) ..........       (56)       218        162        260        (94)       166
 Securities available for sale (1) ..       198        146        344        353         19        372
                                        -------    -------    -------    -------    -------    -------
  Total interest-earning assets .....       989        550      1,539      1,956       (567)     1,389
                                        -------    -------    -------    -------    -------    -------
Interest expense:
  Savings ...........................         1         11         12         (5)       (68)       (73)
  NOW and money markets .............        58        189        247        175        (24)       151
  Time deposits .....................       374        415        789        (17)      (336)      (353)
  Advances from FHLB ................       105         62        167      1,201       (106)     1,095
  Other borrowings ..................       (48)        (2)       (50)       (56)        (3)       (59)
                                        -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities       490        675      1,165      1,298       (537)       761
                                        -------    -------    -------    -------    -------    -------
Net change in net interest income ...   $   499    $  (125)   $   374    $   658    $   (30)   $   628
                                        =======    =======    =======    =======    =======    =======

----------------
(1) Income and yields derived from state and political subdivisions securities are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.


Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

         General. Net income for the year ended December 31, 2000 increased by $314,000 to $2,172,000, from $1,858,000 for the year ended December 31, 1999.
This increase was primarily due to increases in net interest income of $359,000 and non-interest income of $90,000 along with a decrease in non-interest expense of $94,000. These increases to net income were partially offset by increases in loan loss and income tax provisions of $145,000 and $84,000, respectively.

         Net Interest Income. Reported net interest income increased $ 359,000 or 4.4% for the year ended December 31, 2000. Net interest income on a tax equivalent basis increased by $374,000 or 4.3% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $11.1 million and $11.3 million, respectively). The increase in average earning assets of $11.1 million was primarily due to increases of $14.9 in average loans partially offset by a decrease in average investment and mortgage-backed securities of $3.9 million. The Company's net interest rate spread decreased 1basis point (with 100 basis points being equal to 1%) to 3.14% for the year ended December 31, 2000. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheets and Interest Analysis."

         Interest Income. Interest income on a fully tax equivalent basis totaled $19.6 million for the year ended December 31, 2000, an increase of $1.6 million or 8.5% over the total of $18.0 million for the year ended December 31, 1999. This increase was mainly due to an increase in the Company's average interest-earning assets of $11.1 million for the year ended December 31, 2000. Interest earned on loans increased $1.3 million or 14.3%, in 2000. The increase was due to a $14.9 million increase in the average balance of loans along with a 6 basis point increase in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) increased $259,000 or 2.9%, in 2000. The increase was due to a 38 basis point increase in the yield earned partially offset by a $3.9 million decrease in the average balance of investment and mortgage-backed securities.

         Interest Expense. Interest expense increased $1.1 million to $10.4 million for the year ended December 31, 2000. The increase in interest expense was due to an $11.3 million increase in the average balance of interest-bearing liabilities due to increased average deposits and borrowings of $10.1 and $1.2 million, respectively along with a 29 basis point increase in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. Provision for loan losses are made in order to bring the allowance for loan losses to a level that the Company believes is appropriate. Management bases its determination of the appropriate level on such factors as the Company's historical loss experience, the volume and type of loans that are being made, the amount and trends relating to the Company's delinquent and nonperforming loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in the portfolio.

         For the year ended December 31, 2000, the provision for loan losses increased $145,000 to $555,000 from $410,000 for the year ended December 31, 1999. The provision for loan losses increased in 2000 as a result of the Company originating more commercial business loans (approximately $5.1 million), higher charge-offs of consumer loans over last year, and as a result of increasing the overall size of the loan portfolio.

         Non-interest Income. Non-interest income increased $90,000 to $854,000 for the year ended December 31, 2000, from $764,000 for the year ended December 31, 1999. This increase was primarily due to increased service charges on deposit accounts of $87,000, due to increases in fees which commenced in the third quarter of 1999 coupled with an increase in the number of transaction accounts.

         Non-interest Expense. Non-interest expense decreased $94,000 to $6.0 million for the year ended December 31, 2000, from $6.1 million for the year ended December 31, 1999. This decrease was primarily due to decreases in deposit insurance premiums of $67,000 for the year ended December 31, 2000. The decrease in deposit insurance premiums was due to the Federal Deposit Insurance Corporation's assessment rate change in January 2000.

         Income Tax Expense. Income tax expense increased $84,000 to $714,000 for the year ended December 31, 2000, from $630,000 for the year ended December 31, 1999.

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

         From analysis and discussion of the aforementioned reports as of December 31, 2000, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (32.85)% and 33.39%, respectively. Net interest income decreased by $518,000 or 6.0% for an upward shift in rates of 200 basis points and increased by $416,000 or 4.8%, for a downward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 22.63% and 13.63% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

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

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits which provide liquidity to meet lending requirements

The primary activity of the Company is originating loans and purchasing investment and mortgage-backed securities. During the years ended December 31, 2000, 1999 and 1998 the Company originated loans in the amounts of $58.0, $67.3 and $49.8 million, respectively. The Company also purchases investment and mortgage-backed securities to invest excess liquidity and to supplement local loan demand. During the years ended December 31, 2000, 1999 and 1998, the Company purchased investment and mortgage-backed securities in the amounts of $10.9, $50.2 and $48.7 million, respectively.

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

[LOGO]
SNODGRASS
Certified Public Accountants and Consultants





                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Board of Directors and Stockholders
PHS Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of PHS Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHS Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/S.R. Snodgrass, A.C.

Wexford, PA
January 12, 2001


S.R.Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

                                       12

                                PHS BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                              December 31,
                                                                                       2000               1999
                                                                                 -----------------  -----------------
ASSETS
     Cash and amounts due from other institutions                                $      1,502,757   $      3,533,452
     Interest-bearing deposits with other institutions                                  5,094,404         11,416,781
     Investment securities:
         Available for sale                                                            24,814,065         27,594,897
         Held to maturity (market value $17,917,570
           and $15,268,634)                                                            17,776,486         15,539,866
     Mortgage-backed securities:
         Available for sale                                                            38,415,158         37,426,028
         Held to maturity (market value $38,471,164
           and $42,263,705)                                                            38,779,775         44,141,386
     Loans (net of allowance for loan losses of $1,454,618
       and $1,359,900)                                                                129,017,057        118,745,043
     Accrued interest receivable                                                        1,625,420          1,538,163
     Premises and equipment                                                             4,637,374          4,295,194
     Federal Home Loan Bank stock                                                       2,614,800          2,614,885
     Other assets                                                                       1,052,375          1,794,646
                                                                                 -----------------  -----------------
             TOTAL ASSETS                                                        $    265,329,671   $    268,640,341
                                                                                 =================  =================
LIABILITIES
     Deposits                                                                    $    198,241,701   $    189,344,552
     Advances from Federal Home Loan Bank                                              36,194,800         50,294,800
     Other borrowings                                                                      75,315            120,039
     Accrued interest payable and other liabilities                                     1,967,621          2,129,613
                                                                                 -----------------  -----------------
             TOTAL LIABILITIES                                                        236,479,437        241,889,004
                                                                                 -----------------  -----------------
STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 2,000,000 shares
       authorized; none issued and outstanding                                                  -                  -
     Common stock, par value $.10 per share; 8,000,000
       shares authorized; 2,760,000 issued                                                276,000            276,000
     Additional paid-in capital                                                        10,480,215         10,541,960
     Retained earnings - substantially restricted                                      20,756,274         19,496,887
     Accumulated other comprehensive income (loss)                                        456,968           (914,110)
     Unallocated shares held by Employee Stock                                           (917,283)        (1,066,503)
     Unallocated shares held by Restricted Stock Plan (RSP)                              (185,783)          (314,295)
     Treasury stock, at cost (202,750 and 124,000 shares)                              (2,016,157)        (1,268,602)
                                                                                 -----------------  -----------------
             TOTAL STOCKHOLDERS' EQUITY                                                28,850,234         26,751,337
                                                                                 -----------------  -----------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    265,329,671   $    268,640,341
                                                                                 =================  =================

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                              Year Ended December 31,
                                                                   2000                1999               1998
                                                             ------------------  -----------------  -----------------
INTEREST INCOME
      Loans                                                  $      10,205,593   $      8,926,063   $      8,377,792
      Investment securities:
          Taxable                                                    2,072,906          1,905,686          1,348,081
          Exempt from federal income tax                             1,002,398            972,907            991,341
      Mortgage-backed securities                                     5,620,716          5,513,483          5,098,561
      Interest-bearing deposits with other institutions                133,703            192,749            295,675
                                                             ------------------  -----------------  -----------------
               Total interest income                                19,035,316         17,510,888         16,111,450
                                                             ------------------  -----------------  -----------------
INTEREST EXPENSE
      Deposits                                                       8,036,700          6,988,338          7,263,761
      Advances from Federal Home Loan Bank                           2,407,253          2,239,940          1,144,625
      Other borrowings                                                   4,771             55,411            114,173
                                                             ------------------  -----------------  -----------------
               Total interest expense                               10,448,724          9,283,689          8,522,559
                                                             ------------------  -----------------  -----------------
               Net interest income                                   8,586,592          8,227,199          7,588,891

PROVISION FOR LOAN LOSSES                                              555,000            410,000            365,000
                                                             ------------------  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                    8,031,592          7,817,199          7,223,891
                                                             ------------------  -----------------  -----------------
NONINTEREST INCOME
      Service charges on deposit accounts                              540,762            453,497            460,788
      Investment securities gains, net                                   7,315             19,095            116,858
      Gain on sale of loans, net                                             -                  -             27,765
      Rental income, net                                                88,179             92,402             89,898
      Other income                                                     217,729            199,064            218,700
                                                             ------------------  -----------------  -----------------
               Total noninterest income                                853,985            764,058            914,009
                                                             ------------------  -----------------  -----------------
NONINTEREST EXPENSE
      Compensation and employee benefits                             3,232,703          3,241,692          3,372,162
      Occupancy and equipment costs                                  1,174,330          1,129,482          1,039,833
      Deposit insurance premium                                         39,073            106,263            105,362
      Data processing costs                                            319,434            297,990            368,847
      Other expenses                                                 1,234,067          1,318,338          1,358,312
                                                             ------------------  -----------------  -----------------
               Total noninterest expense                             5,999,607          6,093,765          6,244,516
                                                             ------------------  -----------------  -----------------
Income before income taxes                                           2,885,970          2,487,492          1,893,384
Income taxes                                                           714,033            629,602            391,759
                                                             ------------------  -----------------  -----------------
               NET INCOME                                    $       2,171,937   $      1,857,890   $      1,501,625
                                                             ==================  =================  =================
EARNINGS PER SHARE
      Basic                                                  $            0.86   $           0.71   $           0.56
      Diluted                                                             0.86               0.71               0.56

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP,INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                               Accumu-
                                                               lated      Unallo-      Unallo-
                                                Retained       Other      cated        cated                    Total       Compre-
                                 Additional     Earnings       Compre-    Shares       Shares                   Stock-      hensive
                       Common     Paid-in     Substantially    hensive    Held by      Held by    Treasury      holders'    Income
                       Stock      Capital      Restricted      (Loss)      ESOP         RSP        Stock        Equity      (Loss)
                     ---------  ------------- ------------- ----------- -----------  ---------- -----------  ------------ ----------
Balance,
  December 31, 1997   $276,000   $10,560,263  $17,728,095   $  959,693  $(915,113)   $       -  $         -  $28,608,938

Net income                                      1,501,625                                                      1,501,625 $1,501,625
Other comprehensive
income:
  Unrealized gain
    on available for
    sale securities,
    net of tax of
    $66,311                                                    128,722                                           128,722    128,722
                                                                                                                         -----------
Comprehensive income                                                                                                     $1,630,347
                                                                                                                         ===========
Cash dividends
  declared
  ($.26 per share)                               (695,792)                                                      (695,792)
Common stock
  acquired by ESOP                                                        (448,512)                             (448,512)
ESOP shares released                  18,941                               147,902                               166,843
Common stock
  acquired by RSP                                 (44,751)                            (171,212)                 (215,963)
RSP shares released                    9,736                                           128,512                   138,248
                      ---------  ------------ ------------  ----------- -----------  ---------- ------------ ------------
Balance,
  December 31, 1998    276,000    10,588,940   18,489,177    1,088,415  (1,215,723)    (42,700)           -   29,184,109

Net income                                      1,857,890                                                      1,857,890 $1,857,890
Other comprehensive
loss:
  Unrealized loss
    on available
    for sale
    securities,
    net of tax
    benefit of
    $1,031,604                                              (2,002,525)                                       (2,002,525)(2,002,525)
                                                                                                                         -----------
Comprehensive loss                                                                                                       $ (144,635)
                                                                                                                         ===========
Cash dividends
  declared
  ($.30 per share)                               (743,785)                                                      (743,785)
ESOP shares released                 (46,980)                              149,220                               102,240
Treasury stock
  purchased, at cost                                                                             (1,268,602)  (1,268,602)
Common stock
  acquired by RSP                                (106,395)                            (400,107)                 (506,502)
RSP shares released                                                                    128,512                   128,512
                      ---------  ------------ ------------  ----------- -----------  ---------- ------------ ------------
Balance,
  December 31, 1999    276,000    10,541,960   19,496,887     (914,110) (1,066,503)   (314,295)  (1,268,602)  26,751,337

Net income                                      2,171,937                                                      2,171,937 $2,171,937
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax of
    $706,313                                                 1,371,078                                         1,371,078  1,371,078
                                                                                                                         -----------
Comprehensive income                                                                                                     $3,543,015
                                                                                                                         ===========
Cash dividends
  declared
  ($.36 per share)                               (912,550)                                                      (912,550)
ESOP shares released                 (61,745)                              149,220                                87,475
Treasury stock
  purchased, at cost                                                                               (747,555)    (747,555)
RSP shares released                                                                    128,512                   128,512
                      ---------  ------------ ------------  ----------- -----------  ---------- ------------ ------------
Balance,
  December 31, 2000   $276,000   $10,480,215  $20,756,274   $  456,968  $ (917,283)  $(185,783) $(2,016,157) $28,850,234
                      =========  ============ ============  =========== ===========  ========== ============ ============

                                                                  2000           1999          1998
                                                              -------------  ------------- -------------
Components of comprehensive income (loss):
  Change in net unrealized gain (loss)
    on investments held for sale                              $  1,375,906   $ (1,989,922) $    205,848
  Realized gains included in net income,
    net of tax of $2,487, $6,492, and $39,732                       (4,828)       (12,603)      (77,126)
                                                              -------------  ------------- -------------
Total                                                         $  1,371,078   $ (2,002,525) $    128,722
                                                              =============  ============= =============

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                    2000             1999             1998
                                                               ---------------  ---------------  ---------------
OPERATING ACTIVITIES
Net income                                                     $    2,171,937   $    1,857,890   $    1,501,625
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Provision for loan losses                                        555,000          410,000          365,000
     Provision for depreciation                                       594,029          518,874          502,955
     Amortization of discounts, premiums,
       and loan origination fees                                    1,044,622          865,746        1,022,329
     Investment securities gains, net                                  (7,315)         (19,095)        (116,858)
     Gain on sale on loans, net                                             -                -          (27,765)
     Decrease in loans held for sale                                        -           48,080        1,073,254
     Increase in accrued interest receivable                          (87,257)         (21,486)        (123,278)
     Increase (decrease) in accrued interest payable                 (108,195)         208,050           46,377
     Amortization of ESOP unearned compensation                        87,475          102,240          166,843
     Amortization of RSP unearned compensation                        128,512          128,512          138,248
     Other, net                                                      (389,421)          15,846         (315,884)
                                                               ---------------  ---------------  ---------------
             Net cash provided by operating activities              3,989,387        4,114,657        4,232,846
                                                               ---------------  ---------------  ---------------
INVESTING ACTIVITIES
     Investment and mortgage-backed securites
       available for sale:
        Proceeds from sales                                         1,337,950        2,142,314        2,259,493
        Proceeds from maturities and principal repayments          10,494,500       11,514,770        8,009,594
        Purchases                                                  (7,886,766)     (23,578,542)     (13,617,911)
     Investment and mortgage-backed securities
       held to maturity:
        Proceeds from maturities and principal repayments           6,052,587       33,467,106       18,718,865
        Purchases                                                  (2,963,389)     (26,634,757)     (35,098,662)
     Increase in loans, net                                       (11,834,673)     (20,320,123)      (2,485,946)
     Proceeds from sales of repossessed assets                        301,221          312,962          306,784
     Purchase of premises and equipment                              (936,209)        (312,409)        (542,980)
     Purchase of Federal Home Loan Bank stock                               -       (1,070,085)        (525,300)
                                                               ---------------  ---------------  ---------------
             Net cash used for investing activities                (5,434,779)     (24,478,764)     (22,976,063)
                                                               ---------------  ---------------  ---------------
FINANCING ACTIVITIES
     Increase in deposits, net                                      8,897,149        8,231,988        6,826,415
     Proceeds from advances from Federal Home Loan Bank            13,500,000       19,400,000       20,377,800
     Repayment of advances from Federal Home Loan Bank            (27,600,000)               -       (1,600,000)
     Proceeds from other borrowings                                         -                -          271,853
     Repayment of other borrowings                                   (44,724)       (1,267,579)               -
     Common stock acquired by ESOP                                          -                -         (448,512)
     Common stock acquired by RSP                                           -         (506,502)        (215,963)
     Cash dividends paid                                             (912,550)        (743,785)        (695,792)
     Purchase of treasury stock                                      (747,555)      (1,268,602)               -
                                                               ---------------  ---------------  ---------------
             Net cash provided by (used for) financing
               activities                                          (6,907,680)      23,845,520       24,515,801
                                                               ---------------  ---------------  ---------------
             Increase (decrease) in cash and cash equivalents      (8,353,072)       3,481,413        5,772,584

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                14,950,233       11,468,820        5,696,236
                                                               ---------------  ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $    6,597,161   $   14,950,233   $   11,468,820
                                                               ===============  ===============  ===============

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

PHS Bancorp, Inc. (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from investment and mortgage-backed securities, and mortgage, commercial, and consumer loan portfolios as well as a variety of deposit services provided to Bank customers through nine locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

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

For the years ended December 31, 2000, 1999, and 1998, the Company made cash payments for interest of $10,556,919, $9,075,639, and $8,476,182, respectively. The Company also made cash payments for income taxes of $797,748, $334,500, and $358,000, respectively, during these same periods.

Pending Accounting Pronouncements
---------------------------------

Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by Financial Accounting Standards Board Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Statement No. 133" (Statement No. 138), is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization trans-actions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

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

                                                  2000          1999          1998
                                               ----------    ----------    ----------
Weighted-average common shares
     outstanding                                2,760,000     2,760,000     2,760,000

Average treasury stock shares                    (157,255)      (43,705)            -

Average unearned ESOP and RSP shares              (85,645)     (104,629)      (73,463)
                                               ----------    ----------    ----------
Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share         2,517,100     2,611,666     2,686,537

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                         -             -        12,560
                                               ----------    ----------    ----------
Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share    2,517,100     2,611,666     2,699,097
                                               ==========    ==========    ==========

3.  INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:


                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
U.S. Treasury securities                 $      1,997,755   $          9,153   $        (2,218)    $      2,004,690
U.S. Government agency
  securities                                    6,994,398             55,912           (15,000)           7,035,310
Obligations of states and
  political subdivisions                       15,251,581            406,975           (37,100)          15,621,456
Real estate mortgage
  investment conduits                              45,247                 64                 -               45,311
                                         -----------------  -----------------  -----------------   -----------------
           Total debt securities               24,288,981            472,104           (54,318)          24,706,767

Equity Securities                                 107,298                  -                 -              107,298
                                         -----------------  -----------------  -----------------   -----------------
           Total                         $     24,396,279   $        472,104   $       (54,318)    $     24,814,065
                                         =================  =================  =================   =================

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
U.S. Treasury securities                 $      4,994,727   $            678   $        (36,335)   $      4,959,070
U.S. Government agency
  securities                                    6,000,000                  -                  -           6,000,000
Obligations of states and
  political subdivisions                       16,809,617            203,633           (436,079)         16,577,171
Real estate mortgage
  investment conduits                              58,443                213                  -              58,656
                                         -----------------  -----------------  -----------------   -----------------
           Total                         $     27,862,787   $        204,524   $       (472,414)   $     27,594,897
                                         =================  =================  =================   =================

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Held to Maturity
U.S. Government agency
  securities                             $     15,221,187   $        177,166   $       (32,670)    $     15,365,683
Obligations of states and
  political subdivisions                        2,555,299             13,920           (17,332)           2,551,887
                                         -----------------  -----------------  -----------------   -----------------
           Total                         $     17,776,486   $        191,086   $       (50,002)    $     17,917,570
                                         =================  =================  =================   =================

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Held to Maturity
U.S. Government agency
  securities                             $     12,553,752   $        128,493   $      (235,416)    $     12,446,829
Obligations of states and
  political subdivisions                        2,986,114             17,617          (181,926)           2,821,805
                                         -----------------  -----------------  -----------------   -----------------
           Total                         $     15,539,866   $        146,110   $      (417,342)    $     15,268,634
                                         =================  =================  =================   =================

The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
Due in one year or less                  $      2,097,016   $      2,115,349   $      2,291,571    $      2,292,540
Due after one year through
  five years                                    6,475,398          6,714,626          9,571,755           9,625,940
Due after five years through
  ten years                                     6,101,329          6,089,503          3,894,432           3,987,235
Due after ten years                             9,615,238          9,787,289          2,018,728           2,011,855
                                         -----------------  -----------------  -----------------   -----------------

      Total                              $     24,288,981   $     24,706,767   $     17,776,486    $     17,917,570
                                         =================  =================  =================   =================

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Proceeds from sales                                    $      1,337,950   $      2,142,314    $      2,259,493
     Gross gains                                                      14,461             21,088             116,858
     Gross losses                                                      7,146              1,993                   -

Investment securities with an amortized cost of $2,289,326 and an estimated market value of $2,299,690 were pledged to secure public deposits at December 31, 2000. There were no investment securities pledged at December 31, 1999.

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Available for Sale
Government National Mortgage
  Association securities                 $     38,128,786   $        427,220   $      (153,007)    $     38,402,999
Federal Home Loan Mortgage
  Corporation securities                           11,783                376                 -               12,159
                                         -----------------  -----------------  -----------------   -----------------
            Total                        $     38,140,569   $        427,596   $      (153,007)    $     38,415,158
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
                                         =================  =================  =================   =================

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     33,720,679   $         58,147   $      (450,388)    $     33,328,438
Federal Home Loan Mortgage
   Corporation securities                       2,545,206             39,932            (1,749)           2,583,391
Federal National Mortgage
   Association securities                       2,513,890             46,135              (690)           2,559,335
                                         -----------------  -----------------  -----------------   -----------------
            Total                        $     38,779,775   $        144,214   $      (452,825)    $     38,471,164
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
                                         =================  =================  =================   =================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
Due in one year or less                  $             11   $             11   $             -     $             -
Due after one year through
  five years                                       31,676             32,519                  -                   -
Due after five years through
  ten years                                     2,040,177          2,103,222                  -                   -
Due after ten years                            36,068,705         36,279,406         38,779,775          38,471,164
                                         -----------------  -----------------  -----------------   -----------------
      Total                              $     38,140,569   $     38,415,158   $     38,779,775    $     38,471,164
                                         =================  =================  =================   =================

Mortgage-backed securities with an amortized cost of $1,621,073 and an estimated market value of $1,626,248 were pledged to secure public deposits at December 31, 2000. There were no mortgage-backed securities pledged at December 31, 1999.

5.  LOANS

Loans consist of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Mortgage loans:
        Residential                                                            $     57,998,525    $     53,183,648
        Multi-family units                                                              308,252             388,317
        Construction                                                                  1,777,861           1,613,995
        Commercial real estate                                                          481,042             540,695
                                                                               -----------------   -----------------
                                                                                     60,565,680          55,726,655
                                                                               -----------------   -----------------
     Commercial loans                                                                 9,814,834           4,728,297
                                                                               -----------------   -----------------
     Consumer:
        Consumer credit line                                                          6,129,699           5,547,534
        Automobile                                                                   48,361,011          48,025,794
        Other                                                                         5,216,121           5,161,230
                                                                               -----------------   -----------------
                                                                                     59,706,831          58,734,558
                                                                               -----------------   -----------------
     Less:
       Loans in process                                                               1,203,921             707,469
       Deferred loan costs, net                                                      (1,588,251)         (1,622,902)
       Allowance for loan losses                                                      1,454,618           1,359,900
                                                                               -----------------   -----------------
                                                                                      1,070,288             444,467
                                                                               -----------------   -----------------
            Total                                                              $    129,017,057    $    118,745,043
                                                                               =================   =================

Total nonaccrual loans and the related interest for the years ended December 31, are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Principal outstanding                                  $        581,706   $        424,244    $        391,503
     Contractual interest due                                         66,356             54,285              47,158
     Interest income recognized                                       29,705             29,522              28,562

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Balance, January 1,                                    $      1,359,900   $      1,287,496    $      1,394,084
         Add:
            Provisions charged to operations                         555,000            410,000             365,000
            Loan recoveries                                           51,016             50,941              54,993

         Less loans charged off                                      511,298            388,537             526,581
                                                            -----------------  -----------------   -----------------
     Balance, December 31,                                  $      1,454,618   $      1,359,900    $      1,287,496
                                                            =================  =================   =================

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence Counties. These loans have been granted in compliance with regulatory guidelines relating to collateral requirements and credit policies. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Interest-bearing deposits with other institutions                         $         14,346    $         37,261
     Investment securities                                                              560,409             503,855
     Mortgage-backed securities                                                         468,734             495,337
     Loans                                                                              581,931             501,710
                                                                               -----------------   -----------------
            Total                                                              $      1,625,420    $      1,538,163
                                                                               =================   =================

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Land                                                                      $        841,109    $        515,726
     Office buildings                                                                 4,345,357           4,227,265
     Furniture, fixtures, and equipment                                               3,040,798           2,910,239
     Leasehold improvements                                                             403,403             405,798
                                                                               -----------------   -----------------
                                                                                      8,630,667           8,059,028
     Less accumulated depreciation and amortization                                   3,993,293           3,763,834
                                                                               -----------------   -----------------
            Total                                                              $      4,637,374    $      4,295,194
                                                                               =================   =================

Depreciation expense for the years ended December 31, 2000, 1999, and 1998 was $594,029, $518,874, and $502,955, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                                     2000                                      1999
                                      ------------------------------------     -------------------------------------
                                                            Percent of                                Percent of
                                           Amount           Portfolio               Amount            Portfolio
                                      -----------------  -----------------     -----------------   -----------------
DDA and NOW accounts                  $     31,251,502               15.8 %    $     26,934,968                14.2 %
Money market
  demand accounts                           28,358,712               14.3            27,499,163                14.6
Savings accounts                            27,082,955               13.6            28,006,240                14.8
                                      -----------------  -----------------     -----------------   -----------------
                                            86,693,169               43.7            82,440,371                43.6
                                      -----------------  -----------------     -----------------   -----------------
Time certificates of deposit:
     2.01%  -  4.00%                           156,898                0.1             7,652,299                 4.0
     4.01%  -  6.00%                        52,665,440               26.6            81,270,806                42.9
     6.01%  -  8.00%                        58,726,194               29.6            17,981,076                 9.5
                                      -----------------  -----------------     -----------------   -----------------
                                           111,548,532               56.3           106,904,181                56.4
                                      -----------------  -----------------     -----------------   -----------------
            Total                     $    198,241,701              100.0 %    $    189,344,552               100.0 %
                                      =================  =================     =================   =================

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $10,909,799 and $9,798,141 at December 31, 2000 and 1999, respectively, with maturities at December 31, 2000 as follows:

     Within three months                                                                           $        794,503
     Beyond three but within six months                                                                   2,943,914
     Beyond six but within twelve months                                                                  1,532,742
     Beyond one year                                                                                      5,638,640
                                                                                                   -----------------
            Total                                                                                  $     10,909,799
                                                                                                   =================

Interest expense by deposit category for the years ended December 31, is as follows:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
Savings accounts                                            $        576,060   $        563,778    $        636,965
NOW and money market deposit accounts                              1,352,279          1,104,444             954,283
Time certificates of deposit                                       6,108,361          5,320,116           5,672,513
                                                            -----------------  -----------------   -----------------
            Total                                           $      8,036,700   $      6,988,338    $      7,263,761
                                                            =================  =================   =================

9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Balance at year-end                                                       $     36,194,800    $     50,294,800
     Average  balance outstanding                                                    41,692,341          39,829,047
     Maximum month-end balance                                                       44,294,800          50,294,800
     Weighted-average rate at year-end                                                     5.72%               5.62%
     Weighted-average rate during the year                                                 5.77%               5.62%

The scheduled maturities of advances outstanding are as follows:

                                                     2000                                      1999
                                      ------------------------------------     -------------------------------------
              Year Ending                                   Weighted-                                 Weighted-
              December 31,                 Amount          average Rate             Amount           average Rate
     -------------------------------  -----------------  -----------------     -----------------   -----------------
                  2000                $              -              - %        $     21,600,000           5.84 %
                  2001                       8,000,000           6.46                 2,000,000           5.77
                  2002                       3,317,000           5.99                 3,317,000           5.99
                  2003                       1,377,800           6.28                 1,377,800           6.28
          2004 and thereafter               23,500,000           5.39                22,000,000           5.31
                                      -----------------                        -----------------
                 Total                $     36,194,800           5.72 %        $     50,294,800           5.62 %
                                      =================                        =================

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2000, the Bank's maximum borrowing capacity with the FHLB was approximately $133 million.

10. OTHER BORROWINGS

Other borrowings at December 31, 2000 and 1999 consists of a loan to finance an equipment lease for $75,315 and $120,039. Terms for the equipment loan call for a five-year term at a rate of 4.90 percent with equal monthly payments.

11. INCOME TAXES

The provision for income taxes for the years ended December 31, consists of:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
Currently payable:
     Federal                                                $        551,803   $        479,198    $        310,802
     State                                                           112,222             89,226              67,568
                                                            -----------------  -----------------   -----------------
                                                                     664,025            568,424             378,370
Deferred                                                              50,008             61,178              13,389
                                                            -----------------  -----------------   -----------------
            Total                                           $        714,033   $        629,602    $        391,759
                                                            =================  =================   =================

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31, are as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
Deferred tax assets:
     Allowance for loan losses                                                 $        494,570    $        462,366
     Net unrealized loss on securities                                                        -             470,905
     Premises and equipment                                                              22,417               3,713
     Accrued employee benefits                                                          279,202             266,418
     Alternative minimum tax credit                                                      96,210             205,817
     Other                                                                               13,132              17,225
                                                                               -----------------   -----------------
         Total gross deferred tax assets                                                905,531           1,426,444
                                                                               -----------------   -----------------
Deferred tax liabilities:
     Net unrealized gain on securities                                                  235,408                   -
                                                                               -----------------   -----------------
         Total gross deferred tax liabilities                                           235,408                   -
                                                                               -----------------   -----------------
         Net deferred tax assets                                               $        670,123    $      1,426,444
                                                                               =================   =================

No valuation allowance was established at December 31, 2000 and 1999 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                            2000                          1999                           1998
                                  -------------------------     --------------------------     --------------------------
                                                   % of                           % of                           % of
                                                  Pre-tax                        Pre-tax                       Pre-tax
                                     Amount       Income           Amount        Income           Amount        Income
                                  -------------  ----------     -------------   ----------     -------------  -----------
Provision at statutory rate       $    981,230        34.0 %    $    845,747         34.0 %    $    643,751         34.0 %
State income tax expense,
  net of federal tax benefit            74,067         2.7            58,889          2.4            44,595          2.4
Tax-exempt interest                   (402,284)      (13.9)         (342,447)       (13.8)         (335,448)       (17.7)
Other, net                              61,020         1.9            67,413          2.7            38,861          2.0
                                  -------------  ----------     -------------   ----------     -------------  -----------
Actual expense and
  effective rate                  $    714,033        24.7 %    $    629,602         25.3 %    $    391,759         20.7 %
                                  =============  ==========     =============   ==========     =============  ===========

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

------------

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Plan assets at fair value, beginning of year                              $      3,641,427    $      3,328,834
     Actual return on plan assets                                                       251,452             228,319
     Employer contribution                                                              178,765             168,061
     Benefits paid                                                                      (86,619)            (83,787)
                                                                               -----------------   -----------------
     Plan assets at fair value, end of year                                           3,985,025           3,641,427
                                                                               -----------------   -----------------
     Benefit obligation, beginning of year                                            3,879,242           3,915,765
     Service cost                                                                       189,965             197,002
     Interest cost                                                                      281,366             264,483
     Actuarial gains                                                                    (91,747)           (414,221)
     Benefits paid                                                                      (86,619)            (83,787)
                                                                               -----------------   -----------------
     Benefit obligation, end of year                                                  4,172,207           3,879,242
                                                                               -----------------   -----------------
     Funded status                                                                     (187,182)           (237,815)
     Transition adjustment                                                             (180,001)           (200,815)
     Unrecognized net loss from past experience
       different from that assumed                                                      195,079             250,939
                                                                               -----------------   -----------------
     Accrued pension liability                                                 $       (172,104)   $       (187,691)
                                                                               =================   =================

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 2000.

Assumptions used in determining net periodic pension cost are as follows:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Discount rate                                                 7.00%              7.00%               6.50%
     Expected return on plan assets                                8.00%              8.00%               8.00%
     Rate of compensation increase                                 5.00%              5.00%               5.00%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Service cost of the current period                     $        189,965   $        197,002    $        181,425
     Interest cost on projected benefit obligation                   281,366            264,483             249,500
     Actual return on plan assets                                   (251,452)          (228,319)           (211,831)
     Net amortization and deferral                                   (56,701)           (40,539)            (36,262)
                                                            -----------------  -----------------   -----------------
     Net periodic pension cost                              $        163,178   $        192,627    $        182,832
                                                            =================  =================   =================

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed twenty or more years of service. The plan was amended on November 6, 1996, to provide post-retirement payments to members who have completed fifteen or more years of service. Expenses for the years ended December 31, 2000, 1999, and 1998 amounted to $24,000, $38,580, and
$32,850, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 2000, 1999, and 1998, amounted to $29,400, $31,215, and $34,400, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a profit sharing plan covering all employees. Contributions to the plan are made annually at the discretion of the Board of Directors. Contributions for the years ended December 31, 2000, 1999 and 1998, amounted to $73,582, $69,739, and $67,052, respectively.

Stock Option Plan
-----------------

On October 22, 1998, the Board of Directors approved and stockholders ratified the formation of a stock option plan. The plan provides for granting incentive stock options and nonstatutory stock options for executive officers and non-employee directors of the Company. A total of 124,200 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

On October 22, 1998, non-statutory stock options for non-employee directors were granted for the purchase of 37,260 shares. The recipients of these stock options vest over a four-year period of time. Also, incentive stock options for officers and employees were granted for the purchase of 86,940 shares. The recipients of these stock options vest over a four or five-year period of time.

-----------------

The following table presents share data related to the outstanding options:

                                                               Weighted-                              Weighted-
                                                                average                                average
                                                                Exercise                               Exercise
                                               2000              Price               1999               Price
                                         -----------------  -----------------  -----------------   -----------------
     Outstanding, beginning                   124,200        $      11.81             124,200         $      11.81
       Granted                                      -                   -                   -                    -
       Exercised                                    -                   -                   -                    -
       Forfeited                                    -                   -                   -                    -
                                         -------------                          --------------
     Outstanding, ending                      124,200        $      11.81             124,200         $      11.81
                                         =============                          ==============
     Exercisable at year-end                   83,835        $      11.81              55,890         $      11.81
                                         =============                          ==============

The following table summarizes the characteristics of stock options at December 31, 2000:

                                                Outstanding                                  Exercisable
                               -----------------------------------------------      -------------------------------
                                                                    Average                              Average
                                                    Average        Exercise                             Exercise
     Exercise price                Shares            Life            Price              Shares            Price
     ----------------------    ---------------    ------------    ------------      ----------------   ------------
           11.81                   124,200           7.83            11.81               83,835           11.81

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operation as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2000: (1) expected dividend yield of 1.03 percent; (2) risk-free interest rate of 4.95 percent; (3) expected volatility of 14 percent; and (4) expected life of eight years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. No options were granted in 2000 or 1999.

-----------------

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share for the year ended December 31, would have been as follows:

                                                                     2000              1999              1998
                                                                ----------------  ----------------  ----------------
Net income applicable to common stock:
     As reported                                                $     2,171,937   $     1,857,890   $     1,501,625
     Pro forma                                                        2,131,893         1,768,978         1,323,801
Basic net income per common share:
     As reported                                                $          0.86   $          0.71   $          0.56
     Pro forma                                                             0.85              0.68              0.49
Diluted net income per common share:
     As reported                                                $          0.86   $          0.71   $          0.56
     Pro forma                                                             0.85              0.68              0.49

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

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $87,475, $102,240, and $167,543, for the years ended December 31, 2000, 1999, and 1998, respectively.

The following table presents the components of the ESOP shares:

                                                                  2000               1999                1998
                                                            -----------------  -----------------   -----------------
     Allocated shares                                                 28,140             18,540               8,940
     Shares released for allocation                                    9,600              9,600               9,600
     Unreleased shares                                                58,260             67,860              77,460
                                                            -----------------  -----------------   -----------------
     Total ESOP shares                                                96,000             96,000              96,000
                                                            =================  =================   =================
     Fair value of unreleased shares                        $        597,165   $        559,845    $      1,094,123
                                                            =================  =================   =================

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

The Company acquired and granted a total of 49,680 shares of common stock, of which 11,175 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning October 22, 1999. A total of 33,525 shares were vested as of December 31, 2000. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

Net compensation expense attributable to the RSPs amounted to $128,513 for the years ended December 31, 2000, 1999 and 1998.

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

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31, are as follows:

                                                                                     2000                1999
                                                                               -----------------   -----------------
     Fixed rate commitments                                                    $     12,278,071    $     12,442,414
     Variable rate commitments                                                        6,179,593           6,233,398
                                                                               -----------------   -----------------
          Total                                                                $     18,457,664    $     18,675,812
                                                                               =================   =================

The range of interest rate residential mortgage loan commitments was 7.50 percent to 8.00 percent at December 31, 2000, and 7.625 percent to 8.00 percent at December 31, 1999.

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

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 2000 surplus funds of $10,581,437 were not available for dividends.

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

As of December 31, 2000 and 1999, the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital
ratios  must  be  at  least  ten  percent,   six  percent,   and  five  percent,
respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                      2000                                      1999
                                       ------------------------------------      ------------------------------------
                                            Amount             Ratio                  Amount             Ratio
                                       -----------------  -----------------      -----------------  -----------------
Total Capital
(to Risk-weighted Assets)
-------------------------

Actual                                 $     29,822,330          23.37  %        $     28,991,275         23.91 %
For Capital Adequacy Purposes                10,210,604           8.00                  9,698,726          8.00
To Be Well Capitalized                       12,763,255          10.00                 12,123,407         10.00

Tier I Capital
(to Risk-weighted Assets)
-------------------------

Actual                                 $     28,367,712          22.23  %        $     27,631,375         22.79 %
For Capital Adequacy Purposes                 5,105,302           4.00                  4,849,363          4.00
To Be Well Capitalized                        7,657,953           6.00                  7,274,044          6.00

Tier I Capital
(to Average Assets)
-------------------

Actual                                 $     28,367,712          10.67  %        $     27,631,375         10.34 %
For Capital Adequacy Purposes                10,635,641           4.00                 10,684,884          4.00
To Be Well Capitalized                       13,294,552           5.00                 13,356,106          5.00

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

16. FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                        2000                                   1999
                                         ------------------------------------  -------------------------------------
                                             Carrying             Fair             Carrying              Fair
                                              Value              Value              Value               Value
                                         -----------------  -----------------  -----------------   -----------------
Financial assets:
  Cash and amounts due
    from other institutions              $      1,502,757   $      1,502,757   $      3,533,452    $      3,533,452
  Interest-bearing deposits
    with other institutions                     5,094,404          5,094,404         11,416,781          11,416,781
  Investment securities:
    Available for sale                         24,814,065         24,814,065         27,594,897          27,594,897
    Held to maturity                           17,776,486         17,917,570         15,539,866          15,268,634
  Mortgage-backed securities:
    Available for sale                         38,415,158         38,415,158         37,426,028          37,426,028
    Held to maturity                           38,779,775         38,471,164         44,141,386          42,263,705
  Loans, net                                  129,017,057        128,167,057        118,745,043         114,749,043
  Federal Home Loan Bank stock                  2,614,800          2,614,800          2,614,885           2,614,885
  Accrued interest receivable                   1,625,420          1,625,420          1,538,163           1,538,163
                                         -----------------  -----------------  -----------------   -----------------
       Total                             $    259,639,922   $    258,622,395   $    262,550,501    $    256,405,588
                                         =================  =================  =================   =================

Financial liabilities:
  Deposits                               $    198,241,701   $    199,475,701   $    189,344,552    $    189,000,319
  Advances from Federal
    Home Loan Bank                             36,194,800         36,182,800         50,294,800          49,245,206
  Other borrowings                                 75,315             75,315            120,039             120,039
  Advances from borrowers
    for taxes and insurance                       584,723            584,723            585,332             585,332
  Accrued interest payable                        389,603            389,603            497,798             497,798
                                         -----------------  -----------------  -----------------   -----------------
       Total                             $    235,486,142   $    236,708,142   $    240,842,521    $    239,448,694
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

18.      PARENT COMPANY

The following are condensed financial statements for the parent company.


                             CONDENSED BALANCE SHEET

                                                                                      2000                1999
                                                                                -----------------   ------------------
ASSETS
     Cash and due from banks                                                    $        133,657    $         469,689
     Investment securities - available for sale                                          107,298                    -
     Investment in subsidiary bank                                                    27,879,419           25,512,528
     Loans receivable - ESOP                                                             910,843            1,060,930
     Other assets                                                                         25,554               34,072
                                                                                -----------------   ------------------
TOTAL ASSETS                                                                    $     29,056,771    $      27,077,219
                                                                                =================   ==================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                                          $        206,537    $         325,882
     Stockholders' equity                                                             28,850,234           26,751,337
                                                                                -----------------   ------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                                          $     29,056,771    $      27,077,219
                                                                                =================   ==================

                          CONDENSED STATEMENT OF INCOME

                                                                                                       For the Period of
                                                                                                       November 9, 1998
                                                               For the Year Ended December 31,                to
                                                                   2000                1999            December 31, 1998
                                                             -----------------   -----------------   ----------------------
INCOME
      Dividends from subsidiary bank                         $      1,158,100    $      2,566,800    $                   -
      Interest income                                                  92,005              53,370                      287
                                                             -----------------   -----------------   ----------------------
                                                                    1,250,105           2,620,170                      287
EXPENSES                                                               73,981              36,520                    1,914
                                                             -----------------   -----------------   ----------------------
Income before equity in undistributed
  earnings of subsidiary                                            1,176,124           2,583,650                   (1,627)

Equity in undistributed earnings of subsidiary                        995,813            (725,760)                 213,869
                                                             -----------------   -----------------   ----------------------
NET INCOME                                                   $      2,171,937    $      1,857,890    $             212,242
                                                             =================   =================   ======================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                                       For the Period of
                                                                                                       November 9, 1998
                                                              For the Year Ended December 31,                 to
                                                                   2000                1999            December 31, 1998
                                                             -----------------   -----------------   ----------------------
OPERATING ACTIVITIES
     Net income                                              $      2,171,937    $      1,857,890    $             212,242
     Adjustments  to  reconcile  net income to net cash
        provided  by  operating activities:
           Equity in undistributed earnings of subsidiary            (995,813)            725,760                 (213,869)
           Other, net                                                 105,160             385,517                   24,477
                                                             -----------------   -----------------   ----------------------
                Net cash provided by operating activities           1,281,284           2,969,167                   22,850
                                                             -----------------   -----------------   ----------------------
INVESTING ACTIVITIES
     Purchases of investment securities                              (107,298)                  -                        -
     Decrease (increase) in loan to ESOP, net                         150,087            (958,690)                       -
                                                             -----------------   -----------------   ----------------------
                Net cash provided by (used for)
                   investing activities                                42,789            (958,690)                       -
                                                             -----------------   -----------------   ----------------------
FINANCING ACTIVITIES
     Common stock acquired by RSP                                           -            (506,502)                 (44,749)
     Cash dividends paid                                             (912,550)           (743,785)                       -
     Purchase of treasury stock                                      (747,555)         (1,268,602)
     Capitalization of the Company                                          -                   -                1,000,000
                                                             -----------------   -----------------   ----------------------
                Net cash provided by (used for)
                   investing activities                            (1,660,105)         (2,518,889)                 955,251
                                                             -----------------   -----------------   ----------------------
                Increase (decrease) in cash                          (336,032)           (508,412)                 978,101

CASH AT BEGINNING OF PERIOD                                           469,689             978,101                        -
                                                             -----------------   -----------------   ----------------------
CASH AT END OF PERIOD                                        $        133,657    $        469,689    $             978,101
                                                             =================   =================   ======================

19. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                       Three Months Ended
                                              ----------------------------------------------------------------------
                                                   March             June            September         December
                                                   2000              2000              2000              2000
                                              ----------------  ----------------  ----------------  ----------------
Total interest income                         $     4,660,622   $     4,798,024   $     4,796,277   $     4,780,393
Total interest expense                              2,515,933         2,607,543         2,640,051         2,685,197
                                              ----------------  ----------------  ----------------  ----------------
Net interest income                                 2,144,689         2,190,481         2,156,226         2,095,196
Provision for loan losses                             115,000           140,000           150,000           150,000
                                              ----------------  ----------------  ----------------  ----------------
Net interest income after
  provision for loan losses                         2,029,689         2,050,481         2,006,226         1,945,196

Investment securities gains, net                            -                 -             7,315                 -
Total noninterest income                              181,070           198,096           252,668           214,836
Total noninterest expense                           1,487,911         1,491,062         1,529,085         1,491,549
                                              ----------------  ----------------  ----------------  ----------------
Income before income taxes                            722,848           757,515           737,124           668,483
Income taxes                                          192,100           200,024           166,500           155,409
                                              ----------------  ----------------  ----------------  ----------------
Net income                                    $       530,748   $       557,491   $       570,624   $       513,074
                                              ================  ================  ================  ================
Per share data:
Net income
     Basic                                    $          0.21   $          0.22   $          0.23   $          0.21
     Diluted                                             0.21              0.22              0.23              0.21
Weighted-average shares outstanding
     Basic                                          2,536,898         2,522,978         2,516,971         2,498,170
     Diluted                                        2,536,898         2,522,978         2,516,971         2,498,170

                                                                       Three Months Ended
                                              ----------------------------------------------------------------------
                                                   March             June            September         December
                                                   1999              1999              1999              1999
                                              ----------------  ----------------  ----------------  ----------------
Total interest income                         $     4,178,515   $     4,309,672   $     4,447,759   $     4,574,942
Total interest expense                              2,195,307         2,278,937         2,324,419         2,485,026
                                              ----------------  ----------------  ----------------  ----------------
Net interest income                                 1,983,208         2,030,735         2,123,340         2,089,916
Provision for loan losses                              95,000            90,000           120,000           105,000
                                              ----------------  ----------------  ----------------  ----------------
Net interest income after
  provision for loan losses                         1,888,208         1,940,735         2,003,340         1,984,916

Investment securities gains, net                                                                             19,095
                                                            -                 -                 -
Total noninterest income                              157,713           159,350           232,844           195,056
Total noninterest expense                           1,530,518         1,521,176         1,519,653         1,522,418
                                              ----------------  ----------------  ----------------  ----------------
Income before income taxes                            515,403           578,909           716,531           676,649
Income taxes                                          129,747           158,755           190,500           150,600
                                              ----------------  ----------------  ----------------  ----------------
Net income                                    $       385,656   $       420,154   $       526,031   $       526,049
                                              ================  ================  ================  ================
Per share data:
Net income
     Basic                                    $          0.15   $          0.16   $          0.20   $          0.20
     Diluted                                             0.15              0.16              0.20              0.20
Weighted-average shares outstanding
     Basic                                          2,648,697         2,678,207         2,621,054         2,570,781
     Diluted                                        2,655,168         2,678,207         2,621,054         2,570,781